Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

HARVARD BIOSCIENCE, INC.

and

PLYMOUTH SUB, INC.

and

DATA SCIENCES INTERNATIONAL, INC.

and

THE STOCKHOLDER REPRESENTATIVE

Dated as of January 22, 2018

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), is made and entered into as of January 22, 2018, by and among Harvard Bioscience, Inc., a Delaware corporation (“Parent”), Plymouth Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Data Sciences International, Inc., a Delaware corporation (the “Company”), and, solely for purposes of Section 11.01 herein, Plymouth Stockholder Rep, LLC (the “Stockholder Representative”).

RECITALS

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth herein (the “Merger”);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and its Stockholders, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (c) resolved to recommend adoption of this Agreement by the Stockholders of the Company in accordance with the Delaware General Corporation Law (the “DGCL”);

WHEREAS, the respective boards of directors of Parent and Merger Sub have unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Parent, Merger Sub and their respective stockholders, and (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, Parent, Merger Sub and the Company intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of merger which shall be treated as a purchase of stock for Tax purposes;

WHEREAS, each of the Company, Parent and Merger Sub desires to make certain representations, warranties, covenants and agreements in connection with this Agreement and also to prescribe various conditions to the consummation of the transactions contemplated hereby;

WHEREAS, pursuant to the Merger, among other things, all of the issued and outstanding capital stock of the Company, Options, Outstanding Warrants and Incentive Units immediately prior to the consummation of the Merger will be cancelled or converted into the right to receive the Merger Consideration as provided herein;

WHEREAS, immediately prior to the execution and delivery of this Agreement, Parent shall pay a deposit to $51,320 for a portion of the R&W Insurance Costs; and

WHEREAS, contemporaneously with the execution and delivery of this Agreement (and as a condition to Parent’s and Merger Sub’s willingness to enter into this Agreement), the Company shall deliver to Parent a support agreement in substantially the form attached hereto as Exhibit A (the “Support Agreement”) executed by Stockholders comprising no less than the Requisite Company Vote.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I.
DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“280G Taxes” means any Tax liability the Company assumes for any of its employees’ payments of state and federal income Tax or excise Tax under Code Section 4999 on any excess parachute payments, as defined under Code Section 280G(b) and attributable to the transaction described  hereunder.

“2005 Common Stock” has the meaning set forth in Section 2.08(b).

“2016 Common Stock” has the meaning set forth in Section 2.08(b).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at Law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Alternative Financing” has the meaning set forth in Section 6.01(b).

“Ancillary Documents” means the Escrow Agreement, the Support Agreement and each of the other agreements, certificates and documents expressly contemplated by this Agreement.

“Assumed Obligations Cost” means the amount determined in accordance with the provisions of Section 1.1 of the Disclosure Schedules, which represents the parties’ good faith determination of the estimated cost to be incurred to perform or discharge the Company’s customer deposits and deferred revenue obligations as of the Closing.

“Audited Financial Statements” has the meaning set forth in Section 3.06.

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Base Purchase Price” means Seventy Million Dollars ($70,000,000).

“Benefit Plan” has the meaning set forth in Section 3.20(a).

“Business Combination” means, with respect to the Company or its Subsidiaries (as applicable), (a) direct or indirect acquisition of assets of the Company or its Subsidiaries (including any voting equity interests of any Company Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to 10% or more of the fair market value of the Company’s consolidated assets or to which 10% or more of the Company’s net revenues or net income on a consolidated basis are attributable, (b) direct or indirect acquisition of 10% or more of the voting equity interests of the Company, (c) merger, consolidation, reorganization, recapitalization, sale, lease, contribution, partnership, joint venture, license (including by way of exclusive license but excluding non-exclusive licenses in connection with the sale of the Company’s or its Subsidiaries’ products in the ordinary course of business consistent with past practice), share exchange, other business combination or similar transaction involving the Company or any of its Subsidiaries, pursuant to which an unaffiliated third party would own 10% or more of the consolidated assets, net revenues or net income of the Company, taken as a whole, (d) liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of the Company or the declaration or payment of an extraordinary dividend (whether in cash or other property) by the Company, or (e) the entering into of any agreement or understanding, the granting of any rights or options, with respect to any of the foregoing. For purposes of this definition of Business Combination, references to Subsidiaries shall be deemed to include any Subsidiary that is in existence on the date hereof or as hereafter organized.

“Business Coverage Deficiency Amount” has the meaning set forth in Section 8.06(b).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Boston, Massachusetts are authorized or required by Law to be closed for business.

“Cap” has the meaning set forth in Section 8.04(a).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Certificate” has the meaning set forth in Section 2.11(a).

“Certificate of Merger” has the meaning set forth in Section 2.04.

“Change of Control Payment” means, without duplication, (i) all amounts owed under any Contract expressly as a direct result of the execution of this Agreement or the consummation of the transactions contemplated hereby (excluding payments on Incentive Units, which are paid out of Merger Consideration), (ii) all sale, success or other similar compensatory payments or transaction bonuses (including all such amounts accrued through the Closing Date and including payments on restricted stock awards) and related change of control payments or severance arrangements payable to managers, officers, employees and consultants of the Company or any Subsidiary, or any obligations of the Company or any Subsidiary that would become due and owing directly as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby (i.e., “single trigger” payments), (iii) any amounts owed or payable to either of Charlie Coggin or Kristen Knox with respect to the termination of his or her existing employment agreement upon the Closing (as contemplated in Section 2.03(a)(xii) of this Agreement and Section 2.03(a)(xii) of the Disclosure Schedules), and (iv) the amounts of any 280G Taxes.

“Closing” has the meaning set forth in Section 2.02.

“Closing Common Merger Consideration” means the Purchase Price minus (a) the portion of Closing Preferred Merger Consideration referred to in clause (i) of that definition paid to each series of Company Preferred Stock plus (b) the aggregate exercise prices of all Options (other than Out-of-Money Options) and the aggregate strike price of all Outstanding Warrants (other than Out-of-Money Warrants), minus (c) all amounts Parent is required to deliver to third parties at the Closing pursuant to Section 2.03(b)(iii) through Section 2.03(b)(vi) (provided that, with respect to Section 2.03(b)(v) and Section 2.03(b)(vi), the Effective Time Holders shall be liable for 50% of the related R&W Insurance Costs and Escrow Costs), minus (d) the Assumed Obligations Cost, minus (e) One Million Dollars ($1,000,000).

“Closing Common Per Share Merger Consideration” means (a) the Closing Common Merger Consideration, divided by (b) the Fully Diluted Common Share Number.

“Closing Date” has the meaning set forth in Section 2.02.

“Closing Indebtedness Certificate” means a certificate executed by the Chief Financial Officer of the Company certifying on behalf of the Company an itemized list of all outstanding Indebtedness as of the open of business on the Closing Date and the Person to whom such outstanding Indebtedness is owed and an aggregate total of such outstanding Indebtedness.

“Closing Payment FICA Taxes” means those Federal Insurance Contributions Act Taxes payable with respect to (a) the Change of Control Payments, and (b) all amounts owed to Company employees with respect to Incentive Units, as included in the Merger Consideration.

“Closing Preferred Merger Consideration” means for each of the series of Company Preferred Stock (i) that portion of the Preferred Return of Capital Proceeds as determined in accordance with the Company’s certificate of incorporation plus (ii) any amount due them as a result of their conversion to Company Common Stock after payment of the preference.

“Closing Preferred Per Share Merger Consideration” means, for each share of Company Preferred Stock, the applicable portion of the Closing Preferred Merger Consideration payable with respect to such share, as set forth in the Company’s certificate of incorporation and as reflected in the Consideration Spreadsheet.

“Closing Transaction Expenses Certificate” means a certificate executed by the Chief Financial Officer of the Company, certifying the amount of Transaction Expenses remaining unpaid as of the open of business on the Closing Date (including an itemized list of each such unpaid Transaction Expenses with a description of the nature of such expense and the Person to whom such expense is owed).

“Closing Working Capital” means: (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company excluding Assumed Obligation Costs, each determined as of 12:01 a.m. Eastern time on the Closing Date and in accordance with the provisions of Section 1.2 of the Disclosure Schedules; provided that in no event shall the Closing Working Capital include the effect of the Option Exercise Notes, if any. For illustration purposes only, a sample calculation of Closing Working Capital based on good faith estimates as of November 30, 2017 is attached as Section 1.2 of the Disclosure Schedules.

“Closing Working Capital Statement” has the meaning set forth in Section 2.17(b)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Board” has the meaning set forth in the recitals.

“Company Cash” means all unrestricted cash (net of all outstanding or uncleared checks or other payments and including any deposits not yet processed) of the Company at any given time.

“Company Charter Documents” has the meaning set forth in Section 3.03.

“Company Common Stock” means the 2005 Common Stock and 2016 Common Stock, par value $0.001 per share, of the Company.

“Company Intellectual Property” means all Intellectual Property that is owned by the Company or used by the Company in the conduct of the Company’s business.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other written Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which the Company or any Subsidiary is a party, beneficiary or otherwise bound, excluding Contracts for commercially available “off the shelf” software or technology products.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Company Preferred Stock” means the Company’s Series A Convertible Preferred Shares, Series B Convertible Preferred Shares and Series C Convertible Preferred Shares, $0.001 par value per share.

“Company Products” means all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company or any Subsidiary and all products or services currently under development by the Company or any Subsidiary as of the Closing Date and any improvements, modifications or derivatives of such products or services.

“Company Stock” means the capital stock of the Company, including the Company Common Stock and Company Preferred Stock.

“Company Warrants” has the meaning set forth in Section 2.09(b).

“Competing Proposed Transaction” has the meaning set forth in Section 5.02.

“Consideration Spreadsheet” means a spreadsheet, certified by the Chief Executive Officer of the Company, which shall set forth, as of the Closing Date and immediately prior to the Effective Time, the following:

(i)                 the names and addresses of all Stockholders and the number of Shares of each series of Company Stock held by such Persons;

(ii)               the names and addresses of all Optionholders, Warrantholders, and holders of Incentive Units together with the number of Shares subject to Options, Outstanding Warrants or Incentive Units held by such Optionholders, Warrantholders, or holders of Incentive Units, the grant date, exercise price and vesting schedule for such Options, and the grant date for such Incentive Units;

(iii)             detailed calculations of the Closing Preferred Merger Consideration, Closing Preferred Per Share Merger Consideration, Fully Diluted Common Share Number, Closing Common Merger Consideration and Closing Common Per Share Merger Consideration;

(iv)             detailed calculations of the Pro Rata Share for each Stockholder;

(v)               the portion of the Closing Common Merger Consideration (as a percentage interest and the interest in dollar terms) each Effective Time Holder is to receive, after taking into consideration the repayment of the Option Exercise Notes, if any;

(vi)             the portion of the Closing Preferred Merger Consideration (as a percentage interest and the interest in dollar terms) each Preferred Stockholder is to receive;

(vii)           each Effective Time Holder’s Pro Rata Share (as a percentage interest) of the Escrow Fund; and

(viii)         each Effective Time Holder’s Pro Rata Share (as a percentage interest) of the Post-Closing Adjustment (if any).

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Current Assets” means accounts receivable (including any Tax receivable relating to a pre-Closing period), inventory and prepaid expenses, but excluding (a) the portion of any prepaid expense of which Parent will not receive the benefit following the Closing, (b) deferred Tax assets and (c) receivables from any of the Company's Affiliates, directors, employees, officers or Stockholders and any of their respective Affiliates, determined in accordance with GAAP, all applied using, so long as the same are in accordance with GAAP, the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Current Liabilities” means accounts payable, accrued Taxes (excluding Closing Payment FICA Taxes) and accrued expenses, but excluding (i) payables to any of the Company's Affiliates, directors, employees, officers or Stockholders and any of their respective Affiliates, (ii) deferred Tax Liabilities, (iii) the Transaction Expenses and Indebtedness of the Company that were factored into the calculation of Closing Preferred Merger Consideration, and (iv) any customer advances and deferred revenue included in the calculation of Assumed Obligations Cost, in each case, determined in accordance with GAAP, applied using, so long as the same are in accordance with GAAP, the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Debt Commitment Letter” has the meaning set forth in Section 4.06(a).

“Deductible” has the meaning set forth in Section 8.04(a).

“DGCL” has the meaning set forth in the recitals.

“Direct Claim” has the meaning set forth in Section 8.05(d).

“Disclosure Schedules” means the Disclosure Schedules delivered by the Company to Parent concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.17(c)(iii).

“Dissenting Shares” has the meaning set forth in Section 2.10.

“Dollars” or “$” means the lawful currency of the United States.

“Effective Time” has the meaning set forth in Section 2.04.

“Effective Time Holders” means the Stockholders, holders of In-Money Options, Warrantholders and holders of Incentive Units as of the Effective Time.

“Employee RSUs” means those restricted stock units or restricted stock awards held by Company employees and Company directors as of the Closing Date, and converting into Shares of Company Common Stock upon the Closing in accordance with the terms thereof.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Attributes” means any emissions and renewable energy credits, energy conservation credits, benefits, offsets and allowances, emission reduction credits or words of similar import or regulatory effect (including emissions reduction credits or allowances under all applicable emission trading, compliance or budget programs, or any other federal, state or regional emission, renewable energy or energy conservation trading or budget program) that have been held, allocated to or acquired for the development, construction, ownership, lease, operation, use or maintenance of the Company or any Subsidiary as of: (i) the date of this Agreement; and (ii) future years for which allocations have been established and are in effect as of the date of this Agreement.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Matters” means those matters covered by Section 3.19.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Equity Interests” means (a) any partnership interests, (b) any membership interests or units, (c) any shares of capital stock, (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity, (e) any subscriptions, calls, warrants, options, restricted stock unit awards, performance unit awards or commitments of any kind or character relating to, or entitling any Person to purchase or otherwise acquire membership interests or units, capital stock, or any other equity securities, (f) any securities convertible into or exercisable or exchangeable for partnership interests, membership interests or units, capital stock, or any other equity securities or (g) any other interest classified as an equity security of a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Escrow Agent” means a financial institution reasonably acceptable to Parent and the Company, to serve as escrow agent.

“Escrow Agreement” means the Escrow Agreement to be entered into by Parent, the Stockholder Representative and the Escrow Agent at the Closing.

“Escrow Costs” means the amount required to be paid to the Escrow Agent to enter into the Escrow Agreement and set up and maintain the Escrow Fund, it being the agreement of the parties that Parent, on the one hand, and the Effective Time Holders, on the other hand, shall each pay fifty percent (50%) of such Escrow Costs.

“Escrow Fund” means the aggregate sum of the funds held by the Escrow Agent with respect to the General Indemnity Escrow and Tax Indemnity Escrow.

“Estimated Closing Working Capital Statement” has the meaning set forth in Section 2.17(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including all rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 2.11(b).

“Excluded Liability” means individually, and “Excluded Liabilities” means collectively, all Liabilities of the Company relating to arising from any Indebtedness of the Company or its Subsidiaries not satisfied in full as of the Closing Date.

“FDA” means the United States Food and Drug Administration.

“Financial Statements” has the meaning set forth in Section 3.06.

“Financing” has the meaning set forth in Section 4.06(a).

“Financing Source” has the meaning set forth in Section 4.06(a).

“FIRPTA Statement” has the meaning set forth in Section 7.08.

“Fraud” means (a) the making of a false representation or warranty expressly contained in Article III or Article IV, as the case may be, of this Agreement, (b) where the Person making such representation had knowledge that such representation or warranty was false, or made the representation or warranty with the requisite indifference to the truth (as required pursuant to applicable Delaware Law) (c) where the Person making such representation or warranty intended to induce a counterparty to rely on such representation or warranty or has reason to believe that such representation or warranty would be relied on, (d) the counterparty relies on such representation or warranty, and (e) the counterparty suffers Losses as a result of such reliance.

“Fully Diluted Common Share Number” means (a) the aggregate number of Shares of Company Common Stock outstanding immediately prior to the Effective Time (other than Shares to be cancelled and retired in accordance with Section 2.08(a)), plus (b) the aggregate number of Shares of Company Common Stock issuable upon the exercise in full of all Options (whether vested or unvested) outstanding immediately prior to the Effective Time, Outstanding Warrants as of immediately prior to the Effective Time (other than Out-of-Money Options and Out-of-Money Warrants, which shall be excluded from the calculation of the Fully Diluted Common Share Number) and Incentive Units outstanding immediately prior to the Effective Time plus (c) the number of Shares of Class 2016 Common Stock into which the Company Preferred Stock automatically convert in connection with the Merger.

“Fundamental Representations” has the meaning set forth in Section 8.01.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“General Indemnity Escrow” means $350,000, including any interest accrued thereon.

“Government Contracts” has the meaning set forth in Section 3.09(a)(ix).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization, other non-governmental regulatory authority, quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law) or private body exercising any regulatory, Taxing or other governmental or quasi-governmental authority, or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Authorization” means any: (a) approval, Permit, license, certificate, franchise, permission, clearance, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law; or (b) right under any Contract with any Governmental Authority.

“Governmental Programs” has the meaning set forth in Section 3.18(d).

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means any material regulated because of its effect or potential effect on human health or the environment, including: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Health Care Legal Requirement” means any Law relating to health care regulatory matters, including, without limitation (a) 42 U.S.C. §§ 1320a-7, 7a and 7b, which are commonly referred to as the “Medicare-Medicaid Anti-Fraud and Abuse Amendments,” (b) 42 U.S.C. § 1395nn and all regulations promulgated thereunder, which are commonly referred to as the “Stark Law,” (c) 31 U.S.C. §§ 3729-3733, which is commonly referred to as the “Federal False Claims Act,” (d) HIPAA, (e) the Occupational Safety and Health Act and all regulations promulgated under such legislation, (f) the Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 321 et seq., and all regulations promulgated thereunder, (g) the Clinical Laboratory Improvement Amendments, and all regulations promulgated thereunder, including 42 C.F.R. Part 493, (h) applicable Laws of the United States Drug Enforcement Administration and all regulations promulgated thereunder, (i) applicable state anti-kickback, fee-splitting and patient brokering laws, (j) state information privacy and security laws, and (k) state laws governing the licensure and operation of clinical laboratories.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, Title II, Subtitle F, Sections 261-264, Public Law 104-191, and the Standards for Privacy of Individually Identifiable Health Information, 45 C.F.R. Parts 160-164 as of the effective dates of such laws.

“In-Money Option” means any Option other than an Out-of-Money Option.

“Incentive Unit Agreement” has the meaning set forth in Section 2.11(d).

“Incentive Units” means Employee RSUs and Performance Units.

“Indebtedness” means, without duplication and with respect to the Company or any Subsidiary, all (a) indebtedness for borrowed money, (b) obligations for the deferred purchase price of property (other than ordinary course trade payables), (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments, (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement, (e) capital lease obligations, (f) reimbursement obligations under any letter of credit, banker's acceptance or similar credit transactions, (g) guarantees made by the Company or any Subsidiary on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f), (h) Change of Control Payments, and (i) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (h).

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Independent Accountant” has the meaning set forth in Section 2.17(c)(iii).

“Individual Cap” means, with respect to each Effective Time Holder, the pre-Tax Merger Consideration received by each Effective Time Holder in connection with the Merger.

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor's certificates, petty patents and patent utility models); and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.

“IRB” has the meaning set forth in Section 3.26(e).

“Knowledge” means, when used with respect to the Company, the actual knowledge of Charlie Coggin, Peter Fritsche, Kristen Knox, Lori Packer, Eric Rieux or Alexei Sacks, after making due inquiry with respect to the related subject matter.

“Law” means any federal, state, local, municipal, foreign or international, multinational other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority, including, without limitation, any Health Care Legal Requirement or related or similar statutes pertaining to any Governmental Programs or the regulations or requirements promulgated pursuant to any of such statutes.

“Legal Restraint” has the meaning set forth in Section 9.01(a).

“Letter of Transmittal” has the meaning set forth in Section 2.11(c).

“Liabilities” has the meaning set forth in Section 3.07(a).

“Losses” means losses, damages, Liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent punitive damages are actually awarded to a Governmental Authority or other third party.

“Majority Holders” has the meaning set forth in Section 11.01(b).

“Material Adverse Effect” means any event, occurrence, fact, condition, circumstance or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company or any Subsidiary, but shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company or any Subsidiary operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, except pursuant to Section 3.03; (vi) any changes in applicable Laws or accounting rules, including GAAP; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) and/or (vi) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company or any Subsidiary compared to other participants in the industries in which the Company or any Subsidiary conducts its businesses; or (b) the ability of the Company to consummate the transactions contemplated hereby on a timely basis.

“Material Contracts” has the meaning set forth in Section 3.09(a).

“Material Customers” has the meaning set forth in Section 3.15(a).

“Material Suppliers” has the meaning set forth in Section 3.15(b).

“Medicare and Medicaid Programs” has the meaning set forth in Section 3.18(d).

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” means the Closing Common Merger Consideration and the Closing Preferred Merger Consideration, together with the Post-Closing Adjustment (if any) and amounts that may become payable to Effective Time Holders from the Escrow Fund or Stockholder Representative Expense Fund.

“Merger Sub” has the meaning set forth in the preamble.

“Nasdaq” means the Nasdaq Global Market.

“New Debt Commitment” has the meaning set forth in Section 6.01(c).

“Non-U.S. Benefit Plan” has the meaning set forth in Section 3.20(a).

“Option” means any option to purchase Company Common Stock granted under the Stock Option Plan and still outstanding as of immediately prior to the Effective Time.

“Optionholder” means a holder of an Option.

“Optionholder Agreement” has the meaning set forth in Section 2.11(d).

“Option Exercise Notes” means promissory notes issued between the date hereof and the Closing pursuant to which the Company loans to Optionholders the exercise price in connection with the exercise of the Option by the Optionholder and which shall be due and payable on the Closing in cash or by reduction of the amount of the Closing Common Merger Consideration payable to such Optionholder.

“Out-of-Money Options” means Options having an exercise price in excess of the Closing Per Common Share Merger Consideration, calculated for this purpose as if all Options were included in the definition of “Fully Diluted Common Share Number.”

“Out-of-Money Warrants” means Outstanding Warrants having a strike price in excess of the Closing Per Common Share Merger Consideration, calculated for this purpose as if all Outstanding Warrants were included in the definition of “Fully Diluted Common Share Number.”

“Outside Date” means February 28, 2018.

“Outstanding Warrant” has the meaning set forth in Section 2.09(b).

“Parent” has the meaning set forth in the preamble.

“Parent Charter Documents” has the meaning set forth in Section 4.02.

“Parent Indemnitees” has the meaning set forth in Section 8.02(a).

“Payment Program” has the meaning set forth in Section 3.18(e).

“Performance Units” means those performance unit awards held by Company employees as of the Closing Date, and converting into the right to receive payment for each performance unit immediately prior to Closing on the same schedule and under the same terms and conditions as holders of Shares of Company Common Stock in accordance with the terms thereof.

“Permits” means all material permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Adjustment” has the meaning set forth in Section 2.17(b)(ii).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any Straddle Period, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.

“Preferred Return of Capital Proceeds” means the aggregate sum of $43,274,997 available for distribution and distributed to Preferred Stockholders as set forth in the Company’s certificate of incorporation.

“Preferred Stockholder” means a holder of Company Preferred Stock.

“Private Programs” has the meaning set forth in Section 3.18(d).

“Pro Rata Share” means, with respect to each Effective Time Holder, the result of dividing: (a) the portion of the Merger Consideration (assuming full payout of the Escrow Fund) to be received by the Effective Time Holder in question with respect to his, her or its Shares of Company Stock, In-Money Options, Company Warrants and Incentive Units by (b) the total Merger Consideration (assuming full payout of the Escrow Fund) that the Effective Time Holders are entitled to receive pursuant to this Agreement and the Company Charter Documents with respect to all of their Shares of Company Stock, In-Money Options, Company Warrants and Incentive Units, all as set forth on the Consideration Spreadsheet, provided that the Company may make adjustments to payments made to Effective Time Holders after the Closing to reflect the terms and conditions of the Company Charter Documents.

“Purchase Price” means the Base Purchase Price plus (a) the Company Cash as of 12:01 a.m. Eastern time on the Closing Date, minus (b) the outstanding Indebtedness of the Company as of 12:01 a.m. Eastern time on the Closing Date.

“Qualified Benefit Plan” has the meaning set forth in Section 3.20(c).

“Real Property” means the real property owned, leased or subleased by the Company or any Subsidiary, together with all buildings, structures and facilities located thereon.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Representative Losses” has the meaning set forth in Section 11.01(c).

“Requisite Company Vote” means the affirmative vote of a majority of the issued and outstanding Company Stock, voting together on an as converted basis, and of at least two thirds of the holders of the Company Preferred Stock, voting as a separate class.

“Resolution Period” has the meaning set forth in Section 2.17(c)(ii).

“Restricted Nation” means Iran, Libya, North Korea, Cuba, Burma, Somalia, Syria or the Crimea Region of Ukraine.

“Review Period” has the meaning set forth in Section 2.17(c)(i).

“R&W Insurance Costs” means the sum of the premium of $205,000, plus the related taxes and fees, including the underwriting fee, which are required to be paid to procure the R&W Insurance Policy, it being the agreement of the parties that Parent, on the one hand, and the Effective Time Holders, on the other hand, shall each pay fifty percent (50%) of such R&W Insurance Cost. For the avoidance of doubt, R&W Insurance Costs shall include any portion of the deposit with respect to the foregoing costs and fees paid by Parent on or around the date of this Agreement.

“R&W Insurance Policy” means that certain insurance policy from AIG Specialty Insurance Company for coverage of the Effective Time Holders’ indemnification obligations with respect to the Company’s representations and warranties contained in Article III and Article VII hereof as well as certain covenants with respect to Pre-Closing Taxes.

“SEC” means the United States Securities and Exchange Commission.

“Series A Shares” has the meaning set forth in Section 2.08(b)(i).

“Series B Shares” has the meaning set forth in Section 2.08(b)(i).

“Series C Shares” has the meaning set forth in Section 2.08(b)(i).

“Shares” has the meaning set forth in Section 2.08(a).

“Specific Tax Indemnity Matters” means (i) any unpaid sales/use Taxes owed by the Company to any Governmental Authority as a result of any sales made by the Company prior to the Closing Date, and/or (ii) any unpaid income, gross receipts and/or franchise Taxes attributable to any Pre-Closing Tax Period and that are owed by the Company to any state Governmental Authority in a state in which the Company did not file Tax Returns for a Pre-Closing Period, but excluding any of the foregoing Taxes to the extent treated as a liability in the calculation of Closing Working Capital.

“Statement of Objections” has the meaning set forth in Section 2.17(c)(ii).

“Stock Option Plan” means the (i) Data Sciences International, Inc. 2000 Stock Option Plan, (ii) Transoma Medical Inc. 2007 Stock Incentive Plan, as amended, and (iii) Data Sciences International, Inc. 2016 Stock Incentive Plan.

“Stockholder” means a holder of Company Stock.

“Stockholder Indemnitees” has the meaning set forth in Section 8.03.

“Stockholder Notice” has the meaning set forth in Section 5.04.

“Stockholder Representative” has the meaning set forth in the preamble.

“Stockholder Representative Expense Amount” means $200,000.

“Stockholder Representative Expense Fund” has the meaning set forth in Section 2.03(b)(iv).

“Straddle Period” has the meaning set forth in Section 7.05.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any manager, management board, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Support Agreement” has the meaning set forth in the recitals.

“Surviving Corporation” has the meaning set forth in Section 2.01.

“Target Working Capital” means $8,584,393.

“Tax Claim” has the meaning set forth in Section 7.06.

“Tax Indemnity Escrow” means $350,000, including any interest accrued thereon.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Transaction Expenses” means all fees and expenses incurred by the Company and any Subsidiary at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents, and the performance and consummation of the Merger and the other transactions contemplated hereby and thereby, but specifically excluding Closing Payment FICA Taxes.

“Unaudited Financial Statements” has the meaning set forth in Section 3.06.

“Undisputed Amounts” has the meaning set forth in Section 2.17(c)(iii).

“Union” has the meaning set forth in Section 3.21(b).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign Laws related to plant closings, relocations, mass layoffs, reduction in hours and employment losses.

“Warrantholder” means a holder of an Outstanding Warrant.

Article II.
THE MERGER

Section 2.01        The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, (a) the Merger Sub will merge with and into the Company, and (b) the separate corporate existence of the Merger Sub will cease and the Company will continue its corporate existence under the DGCL as the surviving corporation in the Merger (as the surviving corporation in the Merger, sometimes referred to herein as the “Surviving Corporation”).

Section 2.02        Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place no later than two Business Days following satisfaction or waiver of the conditions set forth in Article IX, at 9 a.m. Eastern time, at the offices of Burns & Levinson LLP, 125 Summer Street, Boston, MA 02110, or at such other time or on such other date or at such other place as the Company and Parent may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.03        Closing Deliverables.

(a)                At or prior to the Closing, the Company shall deliver to Parent the following:

(i)                 the Escrow Agreement duly executed by the Stockholder Representative;

(ii)               resignations of the directors and board-appointed officers from their positions as directors and officers of the Company;

(iii)             a certificate, dated the Closing Date and signed by a duly authorized officer of the Company, that the Company has duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date;

(iv)             a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying that (A) attached thereto are true and complete copies of (1) all resolutions adopted by the Company Board authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby and (2) resolutions of the Stockholders signed by sufficient Stockholders so as to constitute the Requisite Company Vote approving the Merger and adopting this Agreement, and (B) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(v)               a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying the names and signatures of the officers of the Company authorized to sign this Agreement, the Ancillary Documents to which the Company is a party and the other documents to be delivered hereunder and thereunder;

(vi)             a good standing certificate (or its equivalent) from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized;

(vii)           the Closing Transaction Expenses Certificate;

(viii)         the Closing Indebtedness Certificate;

(ix)             the Estimated Closing Working Capital Statement;

(x)               the Consideration Spreadsheet;

(xi)             the FIRPTA Statement;

(xii)           evidence (in forms satisfactory to Parent) of the termination of those agreements set forth in Section 2.03(a)(xii) of the Disclosure Schedules;

(xiii)         all approvals, consents, ratifications, waivers or other authorizations of and notices to other third parties set forth in Section 2.03(a)(xiii) of the Disclosure Schedule or otherwise required in connection with the consummation of the Merger, in each case, in form and substance reasonably satisfactory to Parent; and

(xiv)         proof, in form and substance reasonably satisfactory to Parent, that the Company has (A) properly submitted a Voluntary Correction Program submission under Rev. Proc. 2016-51 to the Internal Revenue Service, and (B) made all applicable contributions to the Company’s 401(k) plan, in each case, as contemplated in Section 3.20(c) of the Disclosure Schedules.

(xv)           such other documents or instruments as Parent reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(b)               At the Closing, Parent shall deliver to the Company (or such other Person as may be specified herein) the following:

(i)                 the Escrow Agreement duly executed by Parent;

(ii)               payment to the Exchange Agent by wire transfer of immediately available funds an amount equal to the aggregate Closing Common Merger Consideration and Closing Preferred Merger Consideration payable pursuant to Section 2.08 in exchange for Shares, and payable pursuant to Section 2.09 in exchange for cancellation of In-Money Options and Outstanding Warrants (provided, however, that any amounts payable with respect to In-Money Options held by Company employees and Incentive Units shall be delivered to the Company for distribution through the Surviving Corporation’s payroll, in the ordinary course of business, on the next payroll date following the Closing that is more than three (3) Business Days following the Closing);

(iii)             the deposit of the General Indemnity Escrow with the Escrow Agent, as set forth in Section 2.12;

(iv)             payment of the Stockholder Representative Expense Amount by wire transfer of immediately available funds to a bank account designated by the Stockholder Representative (the “Stockholder Representative Expense Fund”);

(v)               payment to third parties by wire transfer of immediately available funds that amount of money due and owing from the Company to such third parties as Transaction Expenses as set forth on the Closing Transaction Expenses Certificate (as applicable);

(vi)             payment of the Escrow Costs to Escrow Agent;

(vii)           payment to holders of outstanding Indebtedness, if any, by wire transfer of immediately available funds that amount of money due and owing from the Company to such holders of outstanding Indebtedness as set forth on the Closing Indebtedness Certificate (provided, however, that any amounts payable as Change of Control Payments shall be delivered to the Company for distribution through the Surviving Corporation’s payroll, in the ordinary course of business, on the next payroll date following the Closing that is more than three (3) Business Days following the Closing);

(viii)         a certificate, dated the Closing Date and signed by a duly authorized officer of Parent and Merger Sub, that Parent and Merger Sub each have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by them prior to or on the Closing Date;

(ix)             a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Parent and Merger Sub certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Parent and Merger Sub authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(x)               a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Parent and Merger Sub certifying the names and signatures of the officers of Parent and Merger Sub authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder;

(xi)             such other documents or instruments as the Company reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 2.04        Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent and Merger Sub shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.05        Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

Section 2.06        Certificate of Incorporation; By-laws. At the Effective Time, (a) the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (b) the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation or as provided by applicable Law; provided, however, in each case, that the name of the corporation set forth therein shall be changed to the name of the Company.

Section 2.07        Directors and Officers. The directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

Section 2.08        Effect of the Merger on Company Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or any Stockholder:

(a)                Cancellation of Certain Company Stock. Shares of Company Stock (the “Shares”) that are owned by Parent, Merger Sub or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly owned Subsidiaries shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b)               Conversion of Company Stock.

(i)                 Each Share of Company Preferred Stock, including the Series A Convertible Preferred Shares (the “Series A Shares”), the Series B Convertible Preferred Shares (the “Series B Shares”) and the Series C Convertible Preferred Shares (the “Series C Shares”), issued and outstanding immediately prior to the Effective Time (other than (i) Shares to be cancelled and retired in accordance with Section 2.08(a), and (ii) Dissenting Shares) shall be converted into the right to receive the Closing Preferred Per Share Merger Consideration, each payable in cash without interest, and any amounts that may become payable in the future from the Escrow Fund as provided in this Agreement and the Escrow Agreement or from the Stockholder Representative Expense Fund in respect of the Post-Closing Adjustment, at the respective times and subject to the contingencies specified herein and therein. It is understood that, pursuant to Section 4.4(E)(5) of the Company certificate of incorporation, the Shares of Company Preferred Stock may be treated, after payment of the applicable Preferred Return of Capital Proceeds, as having been automatically converted into Shares of Class 2016 Common Stock in connection with the Merger.

(ii)               Each Share of Company Common Stock, including Class 2005 Common Stock (the “2005 Common Stock”) and Class 2016 Common Stock (the “2016 Common Stock”), issued and outstanding immediately prior to the Effective Time (other than (i) Shares to be cancelled and retired in accordance with Section 2.08(a), and (ii) Dissenting Shares) shall be converted into the right to receive the Closing Common Per Share Merger Consideration, payable in cash without interest, and any amounts that may become payable in the future from the Escrow Fund as provided in this Agreement and the Escrow Agreement or in respect of the Post-Closing Adjustment, at the respective times and subject to the contingencies specified herein and therein.

(c)                Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

Section 2.09        Treatment of Options, Company Warrants, Incentive Units and Corporate Actions.

(a)                At the Effective Time, each Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the Optionholder or any other Person, cancelled and each Optionholder shall cease to have any rights with respect thereto other than the right to receive from the Surviving Corporation, with respect to In-Money Options, cash, without interest, equal to the product of (x) the aggregate number of Shares subject to such In-Money Option, multiplied by (y) the excess of the Closing Common Per Share Merger Consideration over the per Share exercise price under such In-Money Option, together with any amounts that may become payable in respect of such In-Money Option in the future from the Escrow Fund as provided in this Agreement and the Escrow Agreement or in respect of the Post-Closing Adjustment, at the respective times and subject to the contingencies specified herein and therein (but in no case shall the Surviving Corporation be required to pay In-Money Options of Company employees earlier than the first scheduled payroll that is at least three (3) Business Days following the Effective Time) and the remainder of which shall be paid as set forth in Section 2.11(g) and Section 2.17(d), as applicable. After the Effective Time, each Optionholder shall only be entitled to the payments described in this Section 2.09(a). For the avoidance of doubt, all Out-of-Money Options shall be cancelled and shall not have any right to receive any consideration in respect thereof. As soon as practicable following the date of this Agreement, and in any case prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall adopt any resolutions and take any actions necessary to (i) effectuate the provisions of Section 2.09(a) and (ii) cause the Stock Option Plans to terminate at or prior to the Effective Time. Notwithstanding anything to the contrary herein, nothing shall prohibit the Company from entering into Option Exercise Notes between the date hereof and Closing. To the extent any Optionholder enters into an Option Exercise Note with the Company, such Optionholder will be a Stockholder as of the Closing for the purposes of this Agreement subject only to the terms of the Option Exercise Note with respect to payment of amounts due the Company thereunder.

(b)               As of Closing, each agreement evidencing company warrants to purchase Shares (a “Company Warrant”) that is outstanding as of the date of this Agreement (each such Company Warrant being referred to herein as an “Outstanding Warrant”) and terminates in accordance with its terms upon the Closing, shall be cancelled, terminated and extinguished as of the Effective Time, and upon the cancellation thereof be converted into the right to receive, in respect of each Share then vested and subject to such Company Warrant immediately prior to such cancellation, termination and extinguishment, cash, without interest, equal to the product of (x) the aggregate number of Shares previously subject to such Company Warrant, multiplied by (y) the excess of the Closing Common Per Share Merger Consideration over the per Share exercise price previously subject to such Company Warrant (it being understood that, if the exercise price payable in respect of such Shares issuable under any Company Warrant exceeds the Closing Common Per Share Merger Consideration, the amount payable hereunder with respect to such Company Warrant shall be zero) together with any amounts that may become payable in respect of such Outstanding Warrant in the future from the Escrow Fund as provided in this Agreement and the Escrow Agreement or in respect of the Post-Closing Adjustment, at the respective times and subject to the contingencies specified herein and therein. The Company shall use reasonable commercial efforts to terminate, cancel and effectuate the release of all Outstanding Warrants prior to the Effective Time. To the extent that any Company Warrant has not been exercised at the Effective Time and is not terminable pursuant to its terms, the Stockholder Representative shall use reasonable commercial efforts to effectuate their release.

(c)                At the Effective Time, each Incentive Unit, whether or not then vested, that is outstanding immediately prior to the Effective Time will, as of the Effective Time, become fully vested and be converted into the right to receive an amount in cash, without interest, equal to the product of (x) the aggregate number of Shares subject to such Incentive Unit, multiplied by (y) the Closing Common Per Share Merger Consideration, together with any amounts that may become payable in respect of such Incentive Unit in the future from the Escrow Fund as provided in this Agreement and the Escrow Agreement or in respect of the Post-Closing Adjustment, at the respective times and subject to the contingencies specified herein and therein (but in no case shall the Surviving Corporation be required to pay earlier than as provided in Section 2.03(b)(ii)) and the remainder of which shall be paid as set forth in Section 2.11(g) and Section 2.17(d)(ii), as applicable. After the Effective Time, each holder of Incentive Units shall only be entitled with respect thereto to the payments described in this Section 2.09(a). As soon as practicable following the date of this Agreement, and in any case prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall adopt any resolutions and take any actions necessary to effectuate the provisions of this Section 2.09(a).

Section 2.10        Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 2.08, Shares issued and outstanding immediately prior to the Effective Time (other than Shares cancelled and retired in accordance with Section 2.08(a)) and held by a Stockholder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such Shares in accordance with Section 262 of the DGCL (such Shares being referred to collectively as the “Dissenting Shares” until such time as such Stockholder fails to perfect or otherwise loses such Stockholder's appraisal rights under the DGCL with respect to such Shares) shall not be converted into a right to receive a portion of the Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such Stockholder fails to perfect, withdraws or loses such Stockholder's right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such Stockholder is not entitled to the relief provided by Section 262 of the DGCL, such Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration, if any, to which such Stockholder is entitled pursuant to Section 2.08(b), without interest thereon. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of Shares prior to the Effective Time, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and Parent shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned, provided that it shall be deemed reasonable to not consent to any payment to the extent the terms of this Agreement were not properly disclosed to the holder of such Dissenting Shares, or such payment and settlement arrangement does not include an unconditional release of the Parent Indemnitees from all liabilities and obligations in connection with such Dissenting Shares and the Merger), the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

Section 2.11        Surrender and Payment.

(a)                At the Effective Time, all Shares, all Options, all Outstanding Warrants and all Incentive Units outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and, subject to Section 2.10, each Stockholder of a certificate formerly representing any Shares (each, a “Certificate”), each Optionholder, Warrantholder and each holder of Incentive Units shall cease to have any rights as a Stockholder of the Company, an Optionholder, a Warrantholder or a holder of Incentive Units except as to receive payments with respect thereto as provided herein.

(b)               Prior to the Effective Time, Parent shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) to act as the exchange agent in the Merger.

(c)                As promptly as practicable following the Effective Time and in any event not later than two (2) Business Days thereafter, the Exchange Agent shall mail to each holder of Company Stock a letter of transmittal (a “Letter of Transmittal,” in the form attached hereto as Exhibit B) and instructions for use in effecting the surrender of Certificates in exchange for the applicable portion of Merger Consideration pursuant to Section 2.08(b). The Exchange Agent shall, no later than the later of (i) the Closing Date or (ii) two (2) Business Days after receipt of a Certificate, together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and any other customary documents that the Exchange Agent may reasonably require in connection therewith, deliver to the holder of such Certificate, a cash amount as provided in Section 2.08(b), with respect to such Certificate so surrendered and the Certificate shall forthwith be cancelled. Unless otherwise provided herein, no interest shall be paid or shall accrue on any cash payable upon surrender of any Certificate. Until so surrendered, each outstanding Certificate that prior to the Effective Time represented Shares (other than Dissenting Shares) shall be deemed from and after the Effective Time, for all purposes, to evidence the right to receive the portion of the Merger Consideration as provided in Section 2.08(b). If after the Effective Time, any Certificate is presented to the Exchange Agent, it shall be cancelled and exchanged as provided in this Section 2.11.

(d)               As promptly as practicable following the Closing Date and in any event not later than two (2) Business Days thereafter, the Surviving Corporation shall mail or otherwise deliver (i) to each Optionholder and Warrantholder who has not exercised Options or Outstanding Warrants prior to Closing an option or warrant termination agreement, as applicable (an “Optionholder Agreement,” as set forth in the form attached hereto as Exhibit C), and (ii) to each holder of Incentive Units an incentive unit termination agreement (the “Incentive Unit Agreement,” as set forth in the form attached hereto as Exhibit D), in each case, together with instructions for completing, executing and returning such Optionholder Agreement or Incentive Unit Agreement to the Company in exchange for the applicable portion of the Merger Consideration pursuant to Section 2.09. With respect to Optionholders or Warrantholders that are not Company employees, Parent and the Surviving Corporation shall cause the Exchange Agent to promptly deliver to any such Optionholder or Warrantholder a cash amount as provided in Section 2.09 with respect to any unexercised Options or Outstanding Warrants, provided that such Person has delivered to the Surviving Corporation a duly completed and validly executed Optionholder Agreement. The Surviving Corporation shall pay the applicable portion of the Merger Consideration to a respective Optionholder or holder of Incentive Units that is an employee of the Company with respect to all In-Money Options or Incentive Units held by such employee through payroll during the first scheduled payroll that is at least three (3) Business Days following the Effective Time, provided that such employee has delivered to the Surviving Corporation a duly completed and validly executed Optionholder Agreement or Incentive Unit Agreement, as applicable.

(e)                Unless otherwise provided herein, no interest shall be paid or accrued for the benefit of the Effective Time Holders on the Merger Consideration.

(f)                If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(g)               Any portion of the Merger Consideration that remains unclaimed by the Effective Time Holders twelve (12) months after the Effective Time shall be returned to Parent, upon demand, and any such Effective Time Holder who has not exchanged Certificates or delivered Letters of Transmittal, Optionholder Agreements or Incentive Unit Agreements for the Merger Consideration in accordance with this Section 2.11 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration; provided, that any such portion of the Merger Consideration payable from the Escrow Fund shall be held and distributed to the Effective Time Holders entitled thereof in accordance with the terms of this Agreement and the Escrow Agreement, at the respective times and subject to the contingencies specified herein and therein and any portion of the Post-Closing Adjustment to which the Effective Time Holders may become entitled shall become payable at the times and subject to the contingencies specified herein. Notwithstanding the foregoing, (i) any amounts remaining in the General Indemnity Escrow and not otherwise subject to a pending Direct Claim or Third Party Claim for indemnification shall, promptly following the twelve (12) month anniversary of the Closing Date, be distributed to the Effective Time Holders, and (ii) any amounts remaining in the Tax Indemnity Escrow and not otherwise subject to a Direct Claim or Third Party Claim for a Specific Tax Indemnity Matter shall, promptly following the twelve (12) month anniversary of the Closing Date, be distributed to the Effective Time Holders. Further, notwithstanding the foregoing, Parent and the Surviving Corporation shall not be liable to any holder of Certificates for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by the Effective Time Holders two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(h)               Any portion of the Merger Consideration made available to the Exchange Agent in respect of any Dissenting Shares shall be returned to Parent, upon demand. In the event the Merger Consideration payable pursuant to this Agreement exceeds the amount owed to any Effective Time Holder that has perfected his/her/its appraisal rights and obtained a “fair value” pursuant to Section 262 of the DGCL, the amount of such excess shall be awarded (i) fifty percent (50%) to Parent, and (ii) fifty percent (50%) to those Effective Time Holders that had not exercised their appraisal rights, in accordance with each such Effective Time Holder’s Pro Rata Share.

Section 2.12        Escrow Fund. In accordance with the Escrow Agreement and the terms of this Agreement, Parent shall deposit or cause to be deposited with the Escrow Agent the Escrow Fund, to be held for the purpose of securing certain indemnification obligations of the Effective Time Holders as set forth in this Agreement.

Section 2.13        No Further Ownership Rights in Company Common Stock, Options, Company Warrants or Incentive Units. All Merger Consideration paid or payable upon the surrender of Certificates, and all Merger Consideration paid or payable in respect of the Options, Company Warrants or Incentive Units, in accordance with the terms hereof shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificate and such Options, Company Warrants and Incentive Units, and from and after the Effective Time, there shall be no further registration of transfers of Shares on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article II and elsewhere in this Agreement.

Section 2.14        Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding Shares of Company Stock shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change.

Section 2.15        Withholding Rights. Each of the Exchange Agent, Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as may be required to be deducted and withheld with respect to the making of such payment under any provision of Tax Law. To the extent that amounts are so deducted and withheld by the Exchange Agent, Parent, Merger Sub or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, Parent, Merger Sub or the Surviving Corporation, as the case may be, made such deduction and withholding.

Section 2.16        Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and agreeing to indemnify Parent and the Exchange Agent against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate as contemplated under this Article II.

Section 2.17        Working Capital.

(a)                Closing Estimate. On or immediately prior to the Closing, the Company shall prepare and deliver to Parent a statement setting forth its good faith estimates of Company Cash as of 12:01 a.m. Eastern time on the Closing Date and the Closing Working Capital, which statement shall contain an estimated balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein) and a calculation of estimated Closing Working Capital (the “Estimated Closing Working Capital Statement”), together with certificate of the Chief Financial Officer of the Company that the Estimated Closing Working Capital Statement was prepared in accordance with GAAP applied using, so long as the same are in accordance with GAAP, the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end.

(b)               Post-Closing Adjustment.

(i)                 Within one hundred twenty (120) days following the Closing Date, Parent shall prepare and deliver to the Stockholder Representative an unaudited statement (the “Closing Working Capital Statement”) setting forth its calculation of (A) Company Cash as of 12:01 a.m. Eastern time on the Closing Date, and (B) Closing Working Capital, which statement shall contain a balance sheet of the Company as of 12:01 a.m. Eastern time on the Closing Date (without giving effect to the transactions contemplated herein), and a certificate of the Chief Financial Officer of Parent that the Closing Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year-end.

(ii)               The “Post-Closing Adjustment” (which may be either a positive or negative number) shall be an amount equal to (a) the amount of Company Cash as of 12:01 a.m. Eastern time on the Closing Date, as finally determined pursuant to this Section 2.17, plus the Closing Working Capital, minus (b) the amount of Company Cash credited and paid by Parent at the Closing, plus the Target Working Capital, plus (c) One Million Dollars ($1,000,000).

(c)                Examination and Review.

(i)                 Examination. After receipt of the Closing Working Capital Statement, the Stockholder Representative shall have thirty (30) days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, the Stockholder Representative and its accountants shall have full access to the books and records of the Surviving Corporation, the personnel of, and work papers prepared by, Parent and/or its accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Parent's possession) relating to the Closing Working Capital Statement as the Stockholder Representative may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Parent or the Surviving Corporation.

(ii)               Objection. On or prior to the last day of the Review Period, the Stockholder Representative may object to the Closing Working Capital Statement by delivering to Parent a written statement setting forth its objections in reasonable detail, indicating each disputed item or amount and the basis for its disagreement therewith (the “Statement of Objections”). If the Stockholder Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by the Stockholder Representative. If the Stockholder Representative delivers the Statement of Objections before the expiration of the Review Period, Parent and the Stockholder Representative shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Parent and the Stockholder Representative, shall be final and binding.

(iii)             Resolution of Disputes. If the Stockholder Representative and Parent fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to Ernst & Young or if Ernst & Young is unable or unwilling to serve, Parent and the Stockholder Representative shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and its decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iv)             Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by the Stockholder Representative (on behalf of the Effective Time Holders), on the one hand, and by Parent, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Stockholder Representative or Parent, respectively, bears to the aggregate amount actually contested by the Stockholder Representative and Parent. Any such fees and expenses payable by the Stockholder Representative shall be paid from the Stockholder Representative Expense Fund to the extent available.

(v)               Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto, absent fraud or manifest error.

(d)               Payment of Post-Closing Adjustment.

(i)                 If the Post-Closing Adjustment is a negative number, then the Stockholder Representative may, at its option, use the Stockholder Representative Expense Fund to pay the amount of any such deficiency to Parent or its designee, and if the Stockholder Representative Expense Fund is exhausted or the Stockholder Representative declines to use Stockholder Representative Expense Fund for such purposes, the Effective Time Holders shall jointly (up to each Effective Time Holder’s Individual Cap), within twenty (20) days after the final determination of the Post-Closing Adjustment, pay its Pro Rata Share in cash in the amount of such deficiency to Parent or its designee, plus $350,000 to the Escrow Agent in order to fund the Tax Indemnity Escrow.

(ii)               If the Post-Closing Adjustment is a positive number greater than $350,000, Parent shall, within five days after the final determination of the Post-Closing Adjustment, deposit with the Exchange Agent, for distribution to the applicable Effective Time Holders in accordance with the Consideration Spreadsheet, cash in the amount of the Post-Closing Adjustment except that $350,000 shall be deducted therefrom and paid to the Escrow Agent as the Tax Indemnity Escrow.

(iii)             If the Post-Closing Adjustment is a positive number between $0 and $350,000, Parent shall pay the Post-Closing Adjustment to the Escrow Agent as a portion of the Tax Indemnity Escrow, with the remainder of the Tax Indemnity Escrow to be funded in the same manner as set forth in Section 2.17(d)(i).

(e)                Adjustments for Tax Purposes. Any payments made pursuant to Section 2.17 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.18        Reliance. The parties agree that Parent and Merger Sub shall be entitled to rely on the Consideration Spreadsheet in making payments under Article II and Parent and Merger Sub shall not be responsible for the calculations or the determinations regarding such calculations in such Consideration Spreadsheet.

Article III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, the Company represents and warrants to Parent that the statements contained in this Article III are true and correct as of the date hereof and the Closing Date.

Section 3.01        Organization and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.01 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company and each of its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary except where such failure would not result in a Material Adverse Event.

Section 3.02        Authority; Board Approval.

(a)                The Company has full corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and any Ancillary Document to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. When each Ancillary Document to which the Company is or will be a party has been duly executed and delivered by the Company (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of the Company enforceable against it in accordance with its terms.

(b)               The Company Board, by resolutions duly adopted by unanimous vote at a meeting of all directors of the Company duly called and held and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Stockholders, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the DGCL, and (iii) directed that the “agreement of merger” contained in this Agreement be submitted to the Stockholders for adoption.

(c)                Upon delivery of the Stockholder consents contemplated by Section 2.03(a)(iv)(A)(2), this Agreement, the Merger and the other transactions contemplated hereby and thereby shall be adopted and approved by the Requisite Company Vote. The Requisite Company Vote is the only vote or consent of the holders of any class or series of the Company Stock or any Subsidiary’s capital stock required to approve and adopt this Agreement, approve the Merger and consummate the Merger and the other transactions contemplated hereby and thereby.

Section 3.03        No Conflicts; Consents. Except as set forth in Section 3.03(c) of the Disclosure Schedules, the execution, delivery and performance by the Company of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, including the Merger, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of the Company or any Subsidiary (“Company Charter Documents”); (b) conflict with or result in a violation or breach of any provision of (i) any Law or Governmental Order applicable to the Company or any Subsidiary, or (ii) any Permit affecting the properties, assets or business of the Company or any Subsidiary, except with respect to this clause (ii), as would not reasonably be expected to have a Material Adverse Effect; (c) (i) require the consent of, (ii) notice to or other action by any Person under, (iii) conflict with, result in a violation or breach of, (iv) constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, (v) result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel, any Contract to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or to which any of their respective properties and assets are subject; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, except for the filing of the Certificate of Merger with the Secretary of State of Delaware.

Section 3.04        Capitalization.

(a)                The authorized and outstanding capital stock of the Company and each Subsidiary is as set forth in Section 3.04(a) of the Company Disclosure Schedule as of the close of business on the date of this Agreement.

(b)               Section 3.04(b) of the Disclosure Schedules set forth, as of the date hereof, (i) the name of each Person that is the registered owner of any and the number of Shares of the Company Stock or any Subsidiary’s capital stock owned by such Person, and (ii) a list of all holders of outstanding Options, Outstanding Warrants, and outstanding Incentive Units, including the number of Shares subject to each such Option, Outstanding Warrant or Incentive Unit, the grant date, exercise price and vesting schedule for each such Option and Incentive Unit, the extent to which such Option is vested and exercisable and the date on which such Option expires. Each Option was granted in compliance with all applicable Laws and all of the terms and conditions of the applicable Stock Option Plan pursuant to which it was issued. Each Option was granted with an exercise price per share equal to or greater than the fair market value of the underlying shares on the date of grant and has a grant date identical to the date on which the Company Board or compensation committee actually awarded the Option. Each Option qualifies for the tax and accounting treatment afforded to such Option in the Company's Tax Returns and the Company's Financial Statements, respectively, and does not trigger any liability for the Optionholder under Section 409A of the Code. The Company has heretofore provided or made available to Parent (or Parent's Representatives) true and complete copies of the standard form of option agreement and any stock option agreements that differ from such standard form.

(c)                Except for currently Outstanding Warrants to purchase 0 Shares of Common Stock, currently outstanding Options to purchase 58,485 Shares of Common Stock which have been granted to employees, consultants or directors pursuant to the Stock Option Plan, a reservation of an additional 1,463,155 Shares of Common Stock for direct issuances or purchase upon exercise of Options to be granted in the future, under the Stock Option Plan, currently outstanding Employee RSUs for 2,189,487 Shares of Common Stock, currently outstanding Performance Units to be converted into the right to receive the Closing Common Merger Consideration equivalent to holders of 1,565,750 Shares of Common Stock or as otherwise disclosed on Section 3.04(c) of the Disclosure Schedules, (i) no subscription, warrant, option, restricted stock unit, performance unit, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company or any Subsidiary is authorized or outstanding, and (ii) there is no commitment by the Company or any Subsidiary to issue shares, subscriptions, warrants, options, restricted stock units, performance units, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of the Company or any Subsidiary or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, restricted stock unit, performance unit, convertible or exchangeable security or other such right. There are no declared or accrued unpaid dividends with respect to any Shares.

(d)               All issued and outstanding Shares of Company Stock and any equity of any Subsidiary are, and all Shares which may be issued pursuant to the exercise of Options, Outstanding Warrants or Incentive Units, when issued in accordance with the applicable security, will be (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive or similar rights or registration rights created by statute, the Company Charter Documents or any agreement to which the Company or any Subsidiary is a party; and (iii) free of any Encumbrances created by the Company or any Subsidiary in respect thereof. All issued and outstanding Shares of Company Stock, Options, Outstanding Warrants, and Incentive Units as well as any equity of any Subsidiary, were issued in compliance with applicable Law. The Company directly owns all of the Equity Interests issued by each Subsidiary.

(e)                No outstanding Company Stock is subject to vesting or forfeiture rights or repurchase by the Company. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to the Company, any Subsidiary or any of their securities.

(f)                All distributions, dividends, repurchases and redemptions of the Company Stock or a Subsidiary’s capital stock (or other equity interests) were undertaken in compliance with the Company Charter Documents then in effect, any agreement to which the Company then was a party and in compliance with applicable Law

(g)               The Company has made available to Parent true, accurate and complete copies of the Stockholder ledgers (or the equivalent documents) of the Company and each Subsidiary, which Stockholder ledgers (or the equivalent documents) reflect all issuances, transfers, repurchases and cancellations of any equity interests of the Company and each Subsidiary of the Company.

Section 3.05        No Subsidiaries. Except as set forth in Section 3.04(a) of the Company Disclosure Schedule, the Company does not own, or have any interest in, any Equity Interests in any other Person.

Section 3.06        Financial Statements. Correct and complete copies of the Company's audited financial statements consisting of the balance sheet of the Company as at June 30 in each of the years 2017 and 2016 and the related statements of income and retained earnings, Stockholders' equity and cash flow for the twelve-month periods then ended (the “Audited Financial Statements”) and unaudited financial statements consisting of the balance sheet of the Company as at November 30, 2017 and the related statements of income and retained earnings, Stockholders' equity and cash flow for the year then ended (the “Unaudited Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”), are included in the Disclosure Schedules. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved. The Financial Statements are based on the books and records of the Company and each Subsidiary, and fairly present the financial condition of the Company and each Subsidiary as of the respective dates they were prepared and the results of the operations and cash flows of the Company and each Subsidiary for the periods indicated. The balance sheet of the Company as of November 30, 2017 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”. The Company and each Subsidiary maintains a standard system of accounting established and administered in accordance with GAAP. Since January 1, 2010, none of the Company, any Subsidiary, the Company’s independent accountants, the Company Board or the audit committee of the Company Board has received any oral or written notification of any (i) “significant deficiency” in the internal controls over financial reporting of the Company or any Subsidiary, (ii) “material weakness” in the internal controls over financial reporting of the Company or any Subsidiary, or (iii) fraud, whether or not material, that involves management or other employees of the Company or any Subsidiary who have a significant role in the internal controls over financial reporting of the Company.

Section 3.07        Undisclosed Liabilities.

(a)                The Company and each Subsidiary has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (i) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (ii) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which would not, individually or in the aggregate, exceed $50,000.

(b)               The Company and each Subsidiary is not a party to, nor does it have any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between the Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Subsidiary in the Company’s Financial Statements or such Subsidiary’s financial statements.

Section 3.08        Absence of Certain Changes, Events and Conditions. Except as set forth in Section 3.08 of the Disclosure Schedules, since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company or any Subsidiary, any:

(a)                event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)               amendment of the Company Charter Documents;

(c)                split, combination or reclassification of any shares of its capital stock;

(d)               issuance, sale or other disposition of any of its capital stock (other than in connection with the exercise of Options outstanding on the date of this Agreement as required by the terms of such Options), or grant of any options, warrants, restricted stock unit awards or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e)                declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(f)                material change in any method of accounting or accounting practice of the Company or any Subsidiary, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g)               material change in the Company's or any Subsidiary’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)               entry into any Contract that would constitute a Material Contract;

(i)                 incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(j)                 transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(k)               transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Company Intellectual Property or Company IP Agreements;

(l)                 material damage, destruction or loss (whether or not covered by insurance) to its property;

(m)             any capital investment in, or any loan to, any other Person;

(n)               acceleration, termination, material modification to or cancellation of any Material Contract (including, but not limited to, any Material Contract) to which the Company or any Subsidiary is a party or by which it is bound;

(o)               any material capital expenditures in excess of $50,000 in the aggregate;

(p)               imposition of any Encumbrance upon any of the Company’s or any Subsidiary’s properties, capital stock or assets, tangible or intangible;

(q)               (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements, copies of which have been provided to Parent, or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employee for which the aggregate costs and expenses exceed $10,000, individually or $50,000 in the aggregate; or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant except as may be required by Section 2.09;

(r)                 hiring or promoting any person as or to (as the case may be) an officer without the express consent of Parent;

(s)                adoption, modification or termination, of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(t)                 any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its Stockholders or current or former directors, officers and employees;

(u)               entry into a new line of business or abandonment or discontinuance of existing lines of business;

(v)               make or agree to any material change in the material commercial terms (i.e. pricing, rebates, payment terms, etc.) with any customer;

(w)             except for the Merger, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(x)               purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $25,000, individually (in the case of a lease, per annum) or $100,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(y)               acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(z)                action by the Company or any Subsidiary to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax Liability or reducing any Tax asset of Parent or the Surviving Corporation in respect of any Post-Closing Tax Period; or

(aa)            any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09        Material Contracts.

(a)                Section 3.09(a) of the Disclosure Schedules lists each of the following Contracts to which the Company or any Subsidiary is a party (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.10(b) of the Disclosure Schedules and all Company IP Agreements set forth in Section 3.12(b) of the Disclosure Schedules, being “Material Contracts”):

(i)                 any Contract under which the Company or any Subsidiary: (A) sold or purchased (or agreed to sell or purchase) products or services pursuant to which the aggregate of payments due to or from the Company or any Subsidiary, respectively, in the one-year period ending on the date of this Agreement, was equal to or exceeded $100,000; (B) of which the Company or any Subsidiary reasonably anticipates that it will be selling or purchasing products or services during the one-year period after the date of this Agreement, in which the aggregate payments due to or from the Company, respectively, for such products or services are reasonably expected to equal or exceed $100,000; or (C) is a party involving consideration of $200,000 in the aggregate over the life of the Contract;

(ii)               all Contracts, other than those Contracts entered into in the ordinary course of business that are not material, that require the Company or any Subsidiary to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii)             all Contracts that provide for the indemnification by the Company or any Subsidiary, excluding ordinary course indemnification provisions for breach of a Contract that are customary and reasonable in scope, of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv)             all Contracts in effect that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v)               all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company or any Subsidiary is a party;

(vi)             all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company or any Subsidiary is a party and which are not cancellable without material penalty or without more than 90 days' notice;

(vii)           all Contracts pursuant to which the Company or any Subsidiary is or may become obligated to make any severance, change of control, termination or similar payment to any employee, officer, director, independent contractor or consultant;

(viii)         except for Contracts relating to trade receivables, all Contracts relating to Indebtedness (including, without limitation, guarantees) of the Company or any Subsidiary;

(ix)             all Contracts with any Governmental Authority to which the Company or any Subsidiary is a party (“Government Contracts”);

(x)               any Contract under which the Company or any Subsidiary has advanced or loaned any other Person an amount equal to or exceeding $100,000;

(xi)             any Contract that would prohibit or is otherwise reasonably likely to materially delay the consummation of the transactions contemplated hereby;

(xii)           any Contract providing for the settlement of any Action against the Company or any Subsidiary pursuant to which the Company or any Subsidiary has any existing material obligations;

(xiii)         any lease or similar agreement pursuant to which: (A) the Company or any Subsidiary is the lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person for an annual rent in excess of $100,000; (B) the Company or any Subsidiary is the lessor of, or makes available for use by any Person, any tangible personal property owned by it for an annual rent in excess of $100,000; or (C) the Company or any Subsidiary is the lessee of, or holds or uses, any real property owned by any Person for an annual rent in excess of $200,000;

(xiv)         any Contract with any Stockholder or any current officer or director or Affiliate of the Company or any Subsidiary;

(xv)           all Contracts that limit or purport to limit the ability of the Company or any Subsidiary to compete in any line of business or with any Person or in any geographic area or during any period of time or that contain covenants of any other Person not to compete with the Company or any Subsidiary in any line of business or in any geographical area or not to solicit or hire any Person with respect to employment or any customers of the Company or any Subsidiary;

(xvi)         any Contract that provides any customer with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customers or clients of the Company or any Subsidiary, including any Contract which contains a “most favored nation” provision;

(xvii)       any Contracts to which the Company or any Subsidiary is a party that provide for any joint venture, partnership or similar arrangement by the Company or any Subsidiary;

(xviii)     all collective bargaining agreements or Contracts with any Union to which the Company or any Subsidiary is a party; and

(xix)         any other Contract that is material to the Company or any Subsidiary and not previously disclosed pursuant to this Section 3.09.

(b)               Each Material Contract is legally valid and binding on the Company or its Subsidiaries, as applicable, and, to the Company’s Knowledge, is a legally valid and binding obligation of the other parties thereto, in accordance with its terms and is in full force and effect. None of the Company, any Subsidiary or, to the Company's Knowledge, any other party thereto is in material breach or violation of or default under (or is alleged to be in material breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that constitutes, or, with notice or lapse of time or both, would reasonably be expected to constitute an event of material default by the Company or any Subsidiary under any Material Contract or result in any other party having the right to terminate such Material Contract or would cause or permit the acceleration or other changes of any material right or obligation by any other party or the loss of any material benefit to the Company or any Subsidiary thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Parent.

Section 3.10        Title to Assets; Real Property.

(a)                The Company has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Financial Statements or acquired after the Balance Sheet Date, other than (i) properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date and (ii) Company Intellectual Property which is covered in Section 3.12. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i)                 liens for Taxes not yet due and payable;

(ii)               mechanics, carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company;

(iii)             easements, rights of way, zoning ordinances and other similar Encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company; or

(iv)             other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company.

(b)               Section 3.10(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property, (ii) if such property is leased or subleased by the Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property and (iii) the current use of such property. With respect to owned Real Property, the Company has delivered or made available to Parent true, complete and correct copies of the deeds and other instruments (as recorded) by which the Company acquired such Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of the Company and relating to the Real Property. With respect to leased Real Property, the Company has delivered or made available to Parent true, complete and correct copies of any leases affecting the Real Property. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Company's business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. To the Company’s Knowledge, no material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company. There are no Actions pending nor, to the Company's Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 3.11        Condition and Sufficiency of Assets. Except as set forth in Section 3.11 of the Disclosure Schedules, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company and each Subsidiary are structurally sound, are in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company and each Subsidiary, together with all other properties and assets of the Company, are sufficient for the continued conduct of the Company's and each Subsidiary’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company and each Subsidiary as currently conducted.

Section 3.12        Intellectual Property.

(a)                Section 3.12(a) of the Disclosure Schedules lists all (i) Company IP Registrations and (ii) Company Intellectual Property, including software (excluding non-custom "off the shelf" commercially available software), that are not registered but that are material to the Company's business or operations as currently conducted. All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are otherwise in good standing. The Company has provided Parent with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Company IP Registrations.

(b)               Section 3.12(b) of the Disclosure Schedules lists all Company IP Agreements. The Company has provided Parent with true and complete copies of all such Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor, to the Company’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any Company IP Agreement.

(c)                The Company is the sole and exclusive legal and beneficial owner, and with respect to the Company IP Registrations, owner of record and owner of all right, title and interest in and to the Company Intellectual Property, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the Company’s current business or operations, in each case pursuant to Company IP Agreements, free and clear of Encumbrances other than Permitted Encumbrances. Without limiting the generality of the foregoing, the Company has entered into binding, written agreements with every current and former employee, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to the Company any ownership interest and right they may have in such Intellectual Property, and (ii) acknowledge the Company’s exclusive ownership of all Company Intellectual Property. The Company has provided Parent with true and complete copies of all such agreements.

(d)               The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company Intellectual Property.

(e)                The Company's rights in the Company IP Registrations are valid, subsisting and enforceable. The Company has taken all reasonable steps to maintain the Company Intellectual Property that are material to the business of the Company as currently conducted and to protect and preserve the confidentiality of all trade secrets included in the Company Intellectual Property, including, requiring all Persons having access thereto to execute written non-disclosure agreements.

(f)                The conduct of the Company's business as currently and formerly conducted, and the manufacture, use and sale of the Company Products, have not materially infringed, misappropriated, diluted or otherwise violated, and do not infringe, dilute, misappropriate or otherwise violate, the Intellectual Property rights of any Person. To the Knowledge of the Company, no Person has materially infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Company Intellectual Property. The foregoing sentences, together with Section 3.12(g), constitute the only representations and warranties of the Company with respect to any actual or alleged infringement of any Intellectual Property rights of any third party by the Company.

(g)               There are no Actions (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Company; (ii) challenging the validity, enforceability, registrability or ownership of any Company Intellectual Property or the Company's rights with respect to any Company Intellectual Property; or (iii) by the Company or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Company Intellectual Property. The Company is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Company Intellectual Property.

Section 3.13        Inventory. All inventory of the Company and any Subsidiary, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Company and the respective Subsidiary free and clear of all Encumbrances, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

Section 3.14        Accounts Receivable. The accounts receivable reflected on the Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company or Subsidiary involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Company or Subsidiary not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to reserves for bad debts and returns offsetting accounts receivable on the Balance Sheet or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of the Company or Subsidiary, are to the Company’s Knowledge collectible in full in accordance with their terms. The reserves for bad debts and returns offsetting accounts receivable on the Balance Sheet or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of the Company or applicable Subsidiary have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 3.15        Customers and Suppliers.

(a)                Section 3.15(a) of the Disclosure Schedules sets forth (i) each customer who has paid aggregate consideration to the Company for goods or services rendered in an amount greater than or equal to $100,000 for each of the two most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. The Company has not received any notice, and has no Knowledge or reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.

(b)               Section 3.15(b) of the Disclosure Schedules sets forth (i) each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to $100,000 for each of the two most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of consideration paid to each Material Supplier during such periods. The Company has not received any notice, and has no Knowledge or reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

Section 3.16        Insurance. Section 3.16 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers' compensation, vehicular, directors’ and officers' liability, fiduciary liability and other casualty and property insurance maintained by Company or any Subsidiary and relating to the assets, business, operations, employees, officers and directors of the Company or any Subsidiary (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Parent. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. The Company and any Subsidiary have not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. Except as set forth on Section 3.16 of the Disclosure Schedules, the Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company or any Subsidiary. All such Insurance Policies (a) are valid and binding in accordance with their terms; and (b) have not been subject to any lapse in coverage. There are no claims related to the business of the Company or any Subsidiary pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The Company and any Subsidiary are not in default under, and have not otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are sufficient for compliance with all applicable Laws and Contracts to which the Company and any Subsidiary is a party or by which it is bound.

Section 3.17        Legal Proceedings; Governmental Orders.

(a)                There are no Actions pending or, to the Company's Knowledge, threatened (i) against or by the Company or any Subsidiary, any of their properties or assets or any of their officers, directors or employees (in their capacities as such); or (ii) against or by the Company or any Subsidiary that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Company’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)               There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

Section 3.18        Compliance With Laws; Permits.

(a)                The Company and each Subsidiary has complied, and is now complying, in all material respects, with all Laws applicable to it or its business, properties or assets. No investigation, review or proceeding by any Governmental Authority in relation to any actual or alleged material violation of Law by the Company or any Subsidiary is pending or, to the Company’s Knowledge, threatened, nor has the Company or any Subsidiary received any written notice from any Governmental Authority indicating an intention to conduct the same. The Company and each Subsidiary is not a party to any consent or similar Contract with a Governmental Authority that would reasonably be expected to, either individually or in the aggregate, result in a Material Adverse Effect. Neither the Company nor any Subsidiary has received any written notice of, or been charged with, the violation of any material Law.

(b)               All Permits required for the Company and each Subsidiary to conduct its business as currently being conducted and as presently planned to be conducted have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.18(b) of the Disclosure Schedules lists all current Permits issued to the Company or any Subsidiary, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.18(b) of the Disclosure Schedules.

(c)                Section 3.18(c) of the Disclosure Schedule identifies each Governmental Authorization held by the Company or any Subsidiary, and the Company has delivered to Parent accurate and complete copies of all such Governmental Authorizations. The Governmental Authorizations held by the Company and any Subsidiary are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company and each Subsidiary to conduct its business in the manner in which its business is currently being conducted and as presently planned to be conducted. The Company and each Subsidiary is in compliance with the terms and requirements of the Governmental Authorizations held by it. The Company and each Subsidiary has not received any notice or other communication from any Governmental Authority regarding (i) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization. Section 3.18(c) of the Disclosure Schedule also identifies with an asterisk each Governmental Authorization set forth therein which by its terms cannot be transferred to the Surviving Corporation at the Effective Time.

(d)               Except as set forth in Section 3.18(d) of the Disclosure Schedule, the Company has not applied, and is not certified, for participation and reimbursement under Titles XVIII and XIX of the Social Security Act (the “Medicare and Medicaid Programs”) and the TRICARE Program (the Medicare and Medicaid Programs, the TRICARE Program, and such other similar federal, state or local reimbursement or governmental programs (including “Federal health care programs” as defined in 42 U.S.C. § 1320a-7b(f)), are referred to collectively as the “Governmental Programs”), nor does the Company bill or receive payments from private, non-governmental programs (including any private insurance program) (such private, non-governmental programs are referred to collectively as “Private Programs”). There are no pending or threatened investigations, audits or other actions, relating to the Company’s participation in any Governmental Program or Private Program, nor have there been any within the last three (3) years.

(e)                No Governmental Program or Private Program (collectively, “Payment Program”) has imposed a fine, penalty or other sanction on the Company. The Company has not been excluded from participation in any Payment Program.

(f)                None of the Company, nor any Subsidiary, director, officer, employee, or, to the Company’s Knowledge, agent of the Company or any Subsidiary:

(i)                 has been convicted of or has been charged by any Governmental Authority or by any third party on behalf of any Governmental Authority with any violation of any Law related to any Governmental Program;

(ii)               has been convicted of, or has been charged by any Governmental Authority with any violation of any Law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation, or controlled substances; or

(iii)             is or has been excluded, suspended or debarred from participation, or is otherwise ineligible to participate, in any Governmental Program or has committed any violation of any Law that could reasonably be expected to serve as the basis for any such exclusion, suspension, debarment or other ineligibility.

Section 3.19        Environmental Matters.

(a)                The Company and each Subsidiary is currently and has been in compliance with all Environmental Laws and has not received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)               The Company and each Subsidiary has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 3.19(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of the Company and such Subsidiary and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by the Company and such Subsidiary through the Closing Date in accordance with Environmental Law, and applicable applications to renew such Environmental Permits have been filed in a manner such that the permits remain in effect during the pendency of the application, and the Company and each Subsidiary is not aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of the Company and each Subsidiary as currently carried out.

(c)                No real property currently or formerly owned, operated or leased by the Company or any Subsidiary is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d)               Except as set forth in Section 3.19(d) of the Disclosure Schedules, there has been no Release of Hazardous Materials with respect to the business or assets of the Company or any Subsidiary or any real property currently or formerly owned, operated or leased by the Company or any Subsidiary. The Company and each Subsidiary has not received an Environmental Notice or Environmental Claim that any real property currently or formerly owned, operated or leased in connection with the business of the Company and each Subsidiary (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, the Company or any Subsidiary.

(e)                Section 3.19(e) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by the Company or any Subsidiary.

(f)                Section 3.19(f) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company or any Subsidiary and any predecessors as to which the Company or any Subsidiary may retain liability, and none of these facilities or locations has been placed or, proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and the Company and each Subsidiary has not received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company or any Subsidiary.

(g)               The Company and each Subsidiary has not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(h)               The Company has provided or otherwise made available to Parent and listed in Section 3.19(h) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Company or any Subsidiary or any currently or formerly owned, operated or leased real property which are in the possession or control of the Company or any Subsidiary related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(i)                 The Company and each Subsidiary is not aware of or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of the Company or any Subsidiary as currently carried out.

(j)                 The Company owns and controls all Environmental Attributes (a complete and accurate list of which is set forth in Section 3.19(j) of the Disclosure Schedules) and has not entered into any contract or pledge to transfer, lease, license, guarantee, sell, mortgage, pledge or otherwise dispose of or encumber any Environmental Attributes as of the date hereof. The Company is not aware of any condition, event or circumstance that might prevent, impede or materially increase the costs associated with the transfer (if required) to Parent of any Environmental Attributes after the Closing Date.

(k)               The foregoing provisions of this Section 3.19 constitute the only representations and warranties of the Company with respect to Environmental Matters.

Section 3.20        Employee Benefit Matters.

(a)                Section 3.20(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, top-hat, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and any other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company or any Subsidiary or ERISA Affiliate for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any Subsidiary or any spouse or dependent of such individual, or under which the Company or any of its ERISA Affiliates has or may have any Liability, or with respect to which Parent or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 3.20(a) of the Disclosure Schedules, each, a “Benefit Plan”). The Company has separately identified in Section 3.20(a) of the Disclosure Schedules (i) each Benefit Plan that contains a change in control provision and (ii) each Benefit Plan that is maintained, sponsored, contributed to, or required to be contributed to by the Company or any Subsidiary primarily for the benefit of employees outside of the United States (a “Non-U.S. Benefit Plan”).

(b)               With respect to each Benefit Plan, except as set forth in Section 3.20(b) of the Disclosure Schedules, the Company has made available to Parent accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the three most recently filed Form 5500, with schedules and financial statements attached; (vii) actuarial valuations and reports, if applicable, related to any Benefit Plans with respect to the three most recently completed plan years; (viii) the written results of the most recent nondiscrimination tests required to be performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c)                Except as set forth in Section 3.20(c) of the Disclosure Schedules, each Benefit Plan and any related trust has been established, administered and maintained materially in accordance with its terms and in material compliance with all applicable Laws (including ERISA, the Code and any applicable local Laws). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a recent favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Parent or any of its Affiliates, to a penalty under Section 502 of ERISA or to Tax or penalty under Section 4975 of the Code. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP. All Non-U.S. Benefit Plans that are intended to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

(d)               No Benefit Plan is and neither the Company nor any of its ERISA Affiliates maintains, contributes to, is required to contribute to, or has any Liability or obligation (contingent or otherwise) under or with respect to, a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), a “multiple employer plan” (within the meaning of Section 413(c) of the Code), or a pension plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code.

(e)                Each Benefit Plan can be amended, terminated or otherwise discontinued at any time after the Closing in accordance with its terms, without material liabilities to Parent, the Company or any of their Affiliates (including ERISA Affiliates) other than ordinary administrative expenses typically incurred in a termination event. The Company and each Subsidiary and ERISA Affiliate has no commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(f)                Other than as required under Section 601 et seq. of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither the Company nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.

(g)               There is no pending or, to the Company's (or ERISA Affiliate’s) Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(h)               There has been no amendment to, announcement by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such Plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, independent contractor or consultant, as applicable. Neither the Company nor any of its Affiliates or ERISA Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

(i)                 Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder such that no tax is due under Section 409A of the Code. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise Taxes or any other Taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(j)                 Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of withholding Taxes and participation and benefit accrual under each Benefit Plan.

(k)               Except as disclosed in Section 3.20(k) of the Disclosure Schedules, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” of taxes or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code. The Company has provided to Parent true and complete copies of final Section 280G calculations with respect to any disqualified individual in connection with the transactions contemplated by this Agreement.

Section 3.21        Employment Matters.

(a)                Section 3.21(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Company and any Subsidiary as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate, including annual salary for employees paid by salary and hourly rate of pay for employees paid by the hour; (v) status as an exempt or non-exempt employee; (vi) commission, bonus or other incentive-based compensation; (vii) geographic location of each employee; and (viii) a description of the fringe benefits provided to each such individual as of the date hereof, including, without limitation, accrued, unused paid time off. As of the date hereof, all compensation, including wages, overtime, commissions and bonuses, payable to all employees, independent contractors or consultants of the Company and any Subsidiary for services performed on or prior to the date hereof have been paid in full (or accrued in full on the audited balance sheet contained in the Closing Working Capital Statement) and there are no outstanding agreements, understandings or commitments of the Company or any Subsidiary with respect to any compensation, commissions or bonuses.

(b)               The Company and each Subsidiary is not, and has never been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has never been, any Union representing or purporting to represent any employee of the Company or any Subsidiary. No Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining, and no certification question, demand for recognition, representation proceedings or other unionization activities exists or has existed with respect to any employees of the Company or any Subsidiary. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any Subsidiary or any of their employees or any grievances, arbitrations, claims of unfair labor practices or other collective bargaining disputes or arbitrations pending or threatened against the Company or any Subsidiary. The Company and each Subsidiary has no duty to bargain with any Union.

(c)                The Company and each Subsidiary is and has been in material compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Company or any Subsidiary, including all Laws relating to labor relations, employment, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, accommodations, disability rights or benefits, immigration, occupational safety, terms and conditions of employment, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, tax withholding, tax payment, pay equity, privacy, health and safety, workers' compensation, sick time, leaves of absence and unemployment insurance. All Persons characterized and treated by the Company or any Subsidiary as independent contractors or consultants are and have been properly classified as independent contractors under all applicable Laws. All employees of the Company or any Subsidiary classified as exempt under the Fair Labor Standards Act and state and local wage and hour Laws are properly classified. There are no Actions against the Company or any Subsidiary pending, or to the Company's Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitration entity in connection with or arising from any current or former applicant, employee, consultant or independent contractor of the Company or any Subsidiary, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment-related matter arising under applicable Laws.

(d)               The Company and each Subsidiary has not, since January 1, 2010, effectuated: (i) any “plant closing” (as defined in the WARN Act or any similar state, local or foreign Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any Subsidiary; (ii) any “mass layoff” (as defined in the WARN Act or any similar state, local or foreign Law) affecting any site of employment or facility of the Company or any Subsidiary; or (iii) reduced hours in a manner to trigger the WARN Act or any similar state, local or foreign Law. The Company and each Subsidiary has complied with the WARN Act, and it has no plans to undertake any action in the future that would trigger the WARN Act.

(e)                To the Company’s Knowledge, no employee or service provider of the Company or any Subsidiary is in violation of any written agreement with a former employer or other entity relating to the disclosure or use of trade secrets, proprietary information or goodwill. Except as set forth in Section 3.21(e) of the Disclosure Schedules, to the Knowledge of the Company no employee or service provider of the Company or any Company Subsidiary has any written agreement with a former employer or other entity relating to the disclosure or use of trade secrets or proprietary information or goodwill. To the Company’s Knowledge, no employee or group of employees plans to terminate employment with the Company or any Subsidiary.

(f)                Except as set forth in Section 3.21(f)(i) of the Disclosure Schedules, all past and current employees of the Company and its Subsidiaries have duly executed and delivered to the Company a form of confidentiality and non-competition agreement in the form titled “DATA SCIENCES INTERNATIONAL, INC. CONFIDENTIALITY AND NONCOMPETITION AGREEMENT,” as previously delivered to Parent and set forth in Section 3.21(f)(ii) of the Disclosure Schedules.

(g)               There are no material Liabilities, whether contingent or absolute, of the Company or any Subsidiary relating to workers’ compensation benefits, unemployment benefits, disability benefits or paid family leave benefits that are not fully insured against by a bona fide third-party insurance carrier. With respect to each Benefit Plan and with respect to each state workers’ compensation, unemployment, disability or paid leave arrangement that is funded wholly or partially through an insurance policy or public or private fund, all premiums required to have been paid to date under such insurance policy or fund have been paid.

Section 3.22        Taxes.

(a)                All Tax Returns required to be filed on or before the Closing Date by the Company or any Subsidiary have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due, owing and payable by the Company or any Subsidiary (whether or not shown on any Tax Return) for Pre-Closing Tax Periods have been, or will be, timely paid, or with respect to any taxes due but not yet payable, an accrual thereof will be included in the Closing Working Capital.

(b)               The Company and each Subsidiary has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)                No claim has been made by any taxing authority in any jurisdiction where the Company or any Subsidiary does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)               No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company or any Subsidiary.

(e)                The amount of the Company's or any Subsidiary’s Liability for unpaid Taxes for all periods ending on or before the date of the most recent Financial Statement does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements.

(f)                All deficiencies asserted, or assessments made, against the Company or any Subsidiary as a result of any examinations by any taxing authority have been fully paid.

(g)               Section 3.22(g) of the Disclosure Schedules sets forth:

(i)                 those years for which examinations by the taxing authorities have been completed;

(ii)               those taxable years for which examinations by taxing authorities are presently being conducted; and

(iii)             any taxable years for which the Company has granted any waivers or extensions of any statute of limitation.

(h)               All Tax deficiencies asserted, or Tax assessments made (including all interest and penalties in connection therewith), against the Company or any Subsidiary as a result of any examinations by any taxing authority have been fully paid.

(i)                 The Company and each Subsidiary is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(j)                 The Company has made available to Parent copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company or any Subsidiary for all taxable years remaining open under the applicable statute of limitations but no less than for the past five (5) Tax years of the Company and any Company Subsidiaries.

(k)               The Company and each Subsidiary is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(l)                 No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company or any Subsidiary.

(m)             The Company and each Subsidiary has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution governed by Section 355 of the Code.

(n)               The Company and each Subsidiary is not, and has not been, a party to a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(o)               There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company or any Subsidiary.

(p)               The Company and each Subsidiary has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company and each Subsidiary has no Liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(q)               The Company and each Subsidiary will not be required to include any item of income in, or exclude any item of deduction from, taxable income for a Post-Closing Tax Period or for any taxable period or portion thereof ending after the Closing Date, as a result of:

(i)                 except as set forth in Section 3.22(q)(i) of the Disclosure Schedules, any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a Pre-Closing Tax Period;

(ii)               an installment sale or open transaction occurring on or prior to the Closing Date;

(iii)             a prepaid amount received on or before the Closing Date;

(iv)             any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or

(v)               any election under Section 108(i) of the Code.

(r)                 Section 3.22(r) of the Disclosure Schedules sets forth all foreign jurisdictions in which the Company or any Subsidiary is subject to Tax, is engaged in business or has a permanent establishment. The Company and each Subsidiary has not entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. The Company and each Subsidiary has not transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(s)                The Company and each Subsidiary is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(t)                 The Company and each Subsidiary is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(u)               Without giving effect to the transactions contemplated herein, there is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Company or any Subsidiary under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law).

(v)               Since December 31, 2016 none of the Company, its Subsidiaries or their respective officers or agents have made any changes with respect to or rescinded any Tax election, amended any Tax Return, taken any position on any Tax Return or otherwise taken any action, omitted to take any action or entered into any other transaction that would have the effect of increasing the Tax Liability or reducing any Tax asset of Parent or the Surviving Corporation in respect of any Post-Closing Tax Period.

(w)             No property owned by the Company or any Subsidiary is (i) required to be treated as being owned by another person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

(x)               No Tax is due by the Company, including for (i) Pre-Closing Taxes (including any Taxes payable with respect to a Straddle Period that are treated as Pre-Closing Taxes in accordance with Section 7.05 hereof) or (ii) Taxes of the Company, any Subsidiary, or any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law, except as set forth on Section 3.22(x) of the Disclosure Schedules.

(y)               Notwithstanding anything in this Agreement to the contrary, the Company makes no representations or warranties regarding the ability of Parent or the Company, or any Affiliates of either of them, to use or receive the benefit of any “Net Operating Loss” due to Section 382 of the Code.

Section 3.23        Books and Records. The stock record books of the Company and each Subsidiary, all of which have been made available to Parent, are complete in all material respects and correct and have been maintained in accordance with sound business practices. The minute books of the Company and each Subsidiary contain accurate and complete (in all material respects) records of all meetings, and actions taken by written consent of, the Stockholders, the Company Board and any committees of the Company Board, and no meeting, or action taken by written consent, of any such Stockholders, Company Board or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

Section 3.24        Related Party Transactions. Except as set forth in Section 3.24 of the Disclosure Schedules, no executive officer or director of the Company or any Subsidiary or any person owning 5% or of the Shares (or any of such person's immediate family members or Affiliates or associates) is a party, either directly or indirectly, to any Contract with or binding upon the Company or any Subsidiary or any of their assets, rights or properties or has any interest in any property owned by the Company or any Subsidiary or has engaged in any transaction with any of the foregoing within the last twelve (12) months.

Section 3.25        Banks; Powers of Attorney. Section 3.25 of the Disclosure Schedules lists as of the date hereof the names and locations of all banks in which the Company or any Subsidiary has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto. Except as set forth in Section 3.25 of the Disclosure Schedules, no Person holds a power of attorney to act on behalf of the Company or any Subsidiary.

Section 3.26        Other Regulatory Matters.

(a)                The Company and each Subsidiary has not received any notice or other communication from any Governmental Authority (i) contesting the uses of or the labeling and promotion of any of the Company Products or (ii) otherwise alleging any violation of any Law by the Company or any Subsidiary with respect to any Company Products.

(b)               There have been no field notifications or adverse regulatory actions taken (or, to the Knowledge of the Company, threatened) by any Governmental Authority with respect to any of the Company Products and the Company and each Subsidiary has not, either voluntarily or at the request of any Governmental Authority, provided post-sale warnings regarding any Company Product.

(c)                All filings with and submissions to any Governmental Authority made by the Company or any Subsidiary with regard to the Company Products, whether oral, written or electronically delivered, were true, accurate and complete as of the date made, and, to the extent required to be updated, as so updated remain true, accurate and complete as of the date hereof, and do not misstate any of the statements or information included therein, or omit to state a fact necessary to make the statements therein not misleading.

(d)               As to each Company Product subject to FDA regulation or similar legal provisions in any foreign jurisdiction, each such Company Product is being developed, manufactured, tested, packaged, labeled, marketed, sold, distributed or commercialized in material compliance with all applicable Laws and FDA requirements, including, but not limited to, those relating to investigational use, investigational device exemption, premarket notification, premarket approval, good clinical practices, good manufacturing practices, record keeping, filing of reports, and patient privacy and medical record security. All manufacturing facilities of the Company and any applicable Subsidiary are operated in compliance in all material respects with the FDA’s Quality System Regulation requirements at 21 C.F.R. Part 820, as applicable.

(e)                All preclinical and clinical trials conducted, supervised or monitored by the Company or any Subsidiary have been conducted in material compliance with all applicable Laws, and the regulations and requirements of any Governmental Authority, including, but not limited to, FDA good clinical practice and good laboratory practice requirements. The Company and each Subsidiary has consistently obtained and maintained any necessary Institutional Review Board (“IRB”) approvals of clinical trials or modifications thereto, conducted, supervised, or monitored by the Company or any Subsidiary. In no clinical trial conducted, supervised or monitored by the Company or any Subsidiary has IRB approval ever been suspended, terminated, put on clinical hold, or voluntarily withdrawn because of deficiencies attributed to the Company or any Subsidiary.

(f)                Section 3.26(f) of the Company Disclosure Schedule sets forth a complete and accurate listing of all preclinical and clinical studies, together with the dates and brief descriptions of such studies, previously or currently undertaken or sponsored by the Company or any Subsidiary with respect to any Company Product since January 1, 2014. All material information regarding the efficacy, safety and utility of the Company Products has been collected and maintained in accordance with accepted industry practices and will be readily accessible to Parent after the Effective Time. The Company has heretofore provided to Parent all material correspondence and contact information between the Company or any Subsidiary and the FDA or any other Governmental Authority regarding the Company Products, and, to the extent provided to the Company or any Subsidiary, between the FDA and other Governmental Authorities relating thereto.

Section 3.27        Product and Service Warranties; Product Liability.

(a)                The Company does not make any warranty or guaranty as to goods manufactured, sold, leased, licensed or delivered or services provided by it, and there is no pending or, to the Knowledge of the Company, threatened claim alleging any breach of any such warranty or guaranty. All goods manufactured, sold, leased, licensed or delivered, or services provided by the Company have been in conformity with all applicable contractual commitments and all express and implied warranties.

(b)               Section 3.27 of the Company Disclosure Schedule sets forth all of the Liabilities, that to the Knowledge of the Company, are currently outstanding that arose out of injury to individuals or property as a result of the ownership, possession, or use of product manufactured, sold, leased, or delivered by the Company or any Subsidiary.

(c)                To the Knowledge of the Company, there has been no pattern of material defects in any product line in the design, construction, manufacturing, assembly or installation of any product made, manufactured, constructed, distributed, sold, leased or installed by the Company or any Subsidiary or its employees or agents. To the Knowledge of the Company, each product has been designed, manufactured, packaged and labeled in compliance, in all material respects, with all regulatory, engineering, industrial and other codes applicable thereto and to the Knowledge of the Company, neither the Company nor any Subsidiary has received notice of any alleged noncompliance with any such code.

(d)               Neither the Company nor any Subsidiary has been required to file, nor has it filed, a notification or other report with the United States Consumer Product Safety Commission concerning actual or potential hazards with respect to any product manufactured or sold by them in connection with their operation of the Company’s business.

(e)                Adequate reserves for any expense to be incurred by the Company as a result of any express or implied warranty or guaranty as to goods sold, leased or licensed, or services provided by, the Company prior to the Effective Time are reflected on the Financial Statements.

Section 3.28        Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of the Company or any Subsidiary.

Section 3.29        Certain Payments. To the Knowledge of the Company, neither the Company nor any Subsidiary or any of their directors, officers, agents or employees (in their capacities as such) has: (a) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns in violation of the Foreign Corrupt Practices Act of 1977, as amended; (b) made any other unlawful payment, gift or contribution, in each case for the purpose of: (x) obtaining favorable treatment in securing business; (y) paying for favorable treatment for business secured; or (z) obtaining special concessions or for special concessions already obtained; or (c) engaged in any business or effected any transactions with any Person (i) located in a Restricted Nation; (ii) that is owned, controlled by or acting on behalf of an individual, business or organization in a Restricted Nation; (iii) that is a government of a Restricted Nation; (iv) that is owned, controlled by or acting on behalf of a government of a Restricted Nation; or (v) that is a “Specially Designated National” as specified by the U.S. Department of Treasury’s Office of Foreign Assets Control.

Section 3.30        Takeover Statutes. The Company Board has taken all necessary action to ensure that (a) neither Parent nor Merger Sub will be an “affiliated shareholder” or prohibited from entering into or consummating a “business combination” with the Company under Section 203 of the DGCL as a result of the execution of this Agreement or the consummation of the Merger or the other transactions contemplated hereby and (b) any “moratorium”, “control share acquisition”, “business combination”, “fair price” or other form of anti-takeover Law, or any anti-takeover provisions in the Company Charter Documents, is not applicable to the Company, Parent, Merger Sub, the Shares, this Agreement, the Merger or the other transactions contemplated hereby.

Section 3.31        No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, THE COMPANY HEREBY EXPRESSLY DISCLAIMS AND NEGATES ANY AND ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND, WHETHER EXPRESS OR IMPLIED, RELATING TO ANY MATTER WHATSOEVER. PARENT AND MERGER SUB HEREBY ACKNOWLEDGE THAT NEITHER HAS RELIED ON ANY REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN ARTICLE III OF THIS AGREEMENT OR IN THE ANCILLARY DOCUMENTS, OR ANY COVENANT OR PROMISE NOT EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE ANCILLARY DOCUMENTS.

Article IV.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Parent and Merger Sub represent and warrant to the Company that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01        Organization and Authority of Parent and Merger Sub. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Each of Parent and Merger Sub has full corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement and any Ancillary Document to which they are a party and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Parent and Merger Sub, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms. When each Ancillary Document to which Parent or Merger Sub is or will be a party has been duly executed and delivered by Parent or Merger Sub (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Parent or Merger Sub enforceable against it in accordance with its terms.

Section 4.02        No Conflicts; Consents(a). The execution, delivery and performance by Parent and Merger Sub of this Agreement and the Ancillary Documents to which they are a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Parent (“Parent Charter Documents”) or Merger Sub; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Parent or Merger Sub; (c) require the vote of any of the holders of Parent’s capital stock in their capacity as shareholders; or (d) except as set forth in Section 4.02 of the Disclosure Schedules, require the consent, notice or other action by any Person under any Contract to which Parent or Merger Sub is a party, except where the conflict, breach, default or failure to obtain consent would not, individually or in the aggregate, have a material adverse effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of Delaware, (ii) such other filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act and Nasdaq and (iii) such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a material adverse effect.

Section 4.03        No Prior Merger Sub Operations. Merger Sub has not conducted any business prior to the date of this Agreement and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 4.04        Brokers. Except for Janney Montgomery Scott LLC, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.05        Representation and Warranty Insurance

Neither Parent nor Merger Sub will allow the R&W Insurance Policy bound simultaneously with the execution of this Agreement to be amended in any way that would affect the waiver by any insuring Person(s) thereunder of any right of subrogation against any Effective Time Holder or any officer of the Company prior to the Closing.

Section 4.06        Financing.

(a)                Parent has delivered to the Company a complete and correct copy of the fully executed commitment letter from the financial institution(s) and other Persons named therein (together with any fee letter related thereto (it being understood and agreed that any such fee letter may be redacted in a customary manner) the “Debt Commitment Letter”), pursuant to which such financial institution(s) and other Persons (each such institution or Person, a “Financing Source”) has committed, upon the terms and subject to the conditions set forth therein, to provide the debt financing described therein in connection with the transactions contemplated by this Agreement. The financing contemplated pursuant to the Debt Commitment Letter is hereinafter referred to as the “Financing.”

(b)               As of the date hereof, the Debt Commitment Letter is in full force and effect and is a legal, valid, binding and enforceable obligation of Parent and, to its knowledge, the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law); all commitment fees and other fees required to be paid by Parent thereunder on or prior to the date hereof have been paid in full and Parent has otherwise satisfied all of the other terms and conditions required to be satisfied by it pursuant to the terms of the Debt Commitment Letter on or prior to the date hereof; the Debt Commitment Letter has not been amended, modified or terminated on or prior to the date hereof and no such amendment, modification or termination is contemplated by Parent or Merger Sub as of the date hereof (other than such amendments or modifications permitted by Section 6.01(c)); and, assuming the accuracy of the Company’s representations and warranties contained in Article III and the satisfaction of the conditions precedent to Parent’s and Merger Sub’s obligation to effect the Closing hereunder, as of the date hereof no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default by Parent or Merger Sub of the Debt Commitment Letter. The consummation of the Financing is subject to no conditions precedent other than those expressly set forth in the copy of the Debt Commitment Letter delivered to the Company. To its knowledge, there are no side letters or other agreements, contracts or arrangements related to the funding of the Financing that could adversely affect the availability thereof or the timing of Closing, other than as expressly set forth in the Debt Commitment Letter delivered to the Company prior to the date hereof. Assuming the accuracy of the Company’s representations and warranties contained in Article III and the satisfaction of the conditions precedent to Parent’s and Merger Sub’s obligation to effect the Closing hereunder, as of the date hereof, neither Parent nor Merger Sub have any reason to believe that any of the conditions to the Financing will not be satisfied or the Financing will not be consummated as contemplated in the Debt Commitment Letter on or before the Closing Date. Assuming the accuracy of the Company’s representations and warranties contained in Article III and the satisfaction of the conditions precedent to Parent’s obligation to effect the Closing hereunder, the aggregate proceeds of the Financing, together with the Company’s existing cash balances will be sufficient to enable Parent to timely consummate the transactions contemplated in this Agreement on the terms contemplated by this Agreement, and to make all payments contemplated to be made by Parent by this Agreement on the Closing Date, including payment of the Merger Consideration and all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby that are the responsibility of Parent to the extent required to be paid on the Closing Date.

Article V.
CONDUCT PRIOR TO THE EFFECTIVE TIME

Section 5.01        Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time:

(a)                The Company covenants and agrees that, after the date of this Agreement and prior to the Effective Time, unless expressly contemplated or permitted by this Agreement, set forth on  Section 5.01(a) of the Disclosure Schedules, required by applicable Law, or consented to in writing by Parent, which consent shall not be unreasonably withheld or delayed:

(i)                 the Company and its Subsidiaries will conduct business only in the ordinary course of business consistent with past practices, and the Company and its Subsidiaries shall use their commercially reasonable efforts to maintain and preserve intact their respective business organizations and to maintain their significant beneficial relationships with suppliers, contractors, distributors, customers, landlords, licensors, licensees and others having a material business relationship with them;

(ii)               the Company and its Subsidiaries will not amend their respective Company Charter Documents, in each case as in effect on the date hereof;

(iii)             neither the Company nor any of its Subsidiaries will (A) declare, set aside or pay any dividend or other distribution (including any constructive or deemed distribution), whether payable in cash, stock or other property, with respect to its capital stock, or otherwise make any payments to its stockholders in their capacity as such, (B) issue, sell, grant, transfer, pledge, dispose of, encumber, reprice or accelerate the vesting of or authorize or propose to issue, sell, grant, transfer, pledge, dispose of, encumber, reprice or accelerate the vesting of any additional Shares of capital stock, Options, Warrants or Incentive Units of the Company or any of its Subsidiaries (including treasury stock), other than an issuance of capital stock pursuant to the exercise or vesting of Options, Warrants or Incentive Units outstanding on the date of this Agreement or other than the accelerated vesting or settlement of Options, Warrants or Incentive Units outstanding on the date of this Agreement pursuant to the terms of the applicable Stock Option Plan or award agreement, (C) split, combine, subdivide or reclassify the Shares or any other outstanding capital stock of the Company or any of the Subsidiaries of the Company or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any Shares of Company Stock or other rights of the Company or any of its Subsidiaries or (D) redeem, purchase or otherwise acquire, directly or indirectly, any Company Stock or other rights of the Company or any of its Subsidiaries, other than transactions involving Options, Warrants or Incentive Units outstanding on the date hereof pursuant to the terms of the applicable Stock Option Plan or award agreement;

(iv)             except to the extent provided for in a written contract, a Benefit Plan or any other agreement, plan, practice or policy (including the current compensation policy for the Company’s directors) in existence as of the date of this Agreement or by applicable Law, neither the Company nor its Subsidiaries will (A) grant or increase any severance or termination pay to any current or former director, executive officer or any other employee of the Company or its Subsidiaries (it being understood that the hiring of a new employee who is subject to the existing severance and termination policies of the Company shall not constitute the grant or increase of any severance or termination pay), (B) execute or amend any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any such director, executive officer or employee of the Company or any of its Subsidiaries, (C) amend or otherwise increase the benefits payable under any existing severance or termination pay policies or agreements or any other employment or consulting agreements, (D) increase the compensation, bonus or other benefits of current or former directors or executive officers of the Company or any of its Subsidiaries, or, other than in the ordinary course of business, of any employee, agent, consultant or Affiliate of the Company or any of its Subsidiaries, (E) promote any executive officers or employees, except in the ordinary course of business or as the result of the termination or resignation of any executive officer or employee, (F) enter into, adopt, establish, amend or terminate any Company Plan, or (G) execute or amend any collective bargaining agreement with any labor organization;

(v)               terminate the employment of any of the executive officers of the Company or its Subsidiaries, except (A) upon expiration of or pursuant to the terms of an executive officer’s employment agreement (as applicable), (B) for breach of an executive officer’s employment agreement (as applicable), (C) for violation of corporate rules or policies or other serious misconduct, or (D) upon a criminal conviction;

(vi)             neither the Company nor any of its Subsidiaries will (A) incur any Indebtedness except with respect to borrowings that are in the ordinary course of business and in amounts consistent with past practice, (B)  assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any Person other than the Company and/or its Subsidiaries in the ordinary course of business or (C) make any loans, advances or capital contributions to, or investments in, any other Person, except to or for the benefit of the Company and/or its Subsidiaries in the ordinary course of their respective businesses;

(vii)           neither the Company nor any of its Subsidiaries will (A) make any acquisition either by purchase of stock or securities, merger or consolidation, property transfers, or purchases of any property or assets of any other Person or division thereof other than a direct or indirect wholly owned Subsidiary of the Company, (B) enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding or similar contract or agreement with respect to any joint venture, strategic partnership or alliance, or (iii) otherwise make or authorize any capital or other expense expenditure, other than capital or other expense expenditures substantially and materially consistent with the Company’s 2017 and 2018 budgets, as delivered to Parent;

(viii)         other than in the ordinary course of business, neither the Company nor any of its Subsidiaries will enter into or amend or modify, in any material respect, or consent to the termination of (other than at its stated expiry date), any Material Contract or lease for any current or prospective real property;

(ix)             neither the Company nor any of its Subsidiaries will (A) other than in the ordinary course of business, pay or discharge any claims, Encumbrances or liabilities involving more than $25,000 individually or $75,000 in the aggregate, (B) settle, compromise, or otherwise resolve any material Action or other material disputed claim, liability, litigation, arbitration, legal proceeding or controversy involving more than $25,000 individually or $75,000 in the aggregate, and where such settlement, compromise, or resolution does not include any “conduct remedy” or injunctive or other similar relief that may reasonably have a restrictive impact on the Company’s business, or (C) other than in the ordinary course of business, waive any claims of substantial value;

(x)               neither the Company nor any of its Subsidiaries will (A) make or file any changes in its reporting for Taxes or accounting methods, principles or practices unless required by a change in GAAP or Law, (B) make, change or rescind any Tax election, (C) make any change to its method of reporting income, deductions, or other Tax items for Tax purposes, (D) file any amended Tax Return (except as required by applicable Law), (E) settle or compromise any Tax liability, (F) waive or extend the statute of limitations in respect of Taxes, or (G) enter into any transaction outside the ordinary course of business if such transaction would give rise to a material Tax liability;

(xi)             neither the Company nor any of its Subsidiaries will (A) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, business combination, restructuring, recapitalization or other reorganization (other than this Agreement), (B) acquire by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (C) acquire, transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any material assets, other than, in the case of this clause (C), acquisitions of inventory and sales of inventory, and/or the disposal of obsolete equipment or assets, in each case in the ordinary course of business consistent with past practice;

(xii)           neither the Company nor any of its Subsidiaries shall enter into any agreement, arrangement or commitment that materially limits or otherwise materially restricts the Company or any of its Subsidiaries, or that would reasonably be expected, after the Effective Time, to materially limit or restrict Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates (including any successors thereto) from engaging or competing in any line of business or geographic area;

(xiii)          neither the Company nor any of its Subsidiaries shall take any action, individually or in the aggregate, that has or would reasonably be expected to (A) have a Material Adverse Effect on the ability of the parties hereto to consummate the Closing, or (B) prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement;

(xiv)          neither the Company nor any of its Subsidiaries will abandon, encumber, convey title (in whole or in part), or exclusively license or sublicense any Company Intellectual Property; and

(xv)           neither the Company nor any of its Subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the actions precluded by  Section 5.01(a)(ii) through Section 5.01(a)(xiv)  (inclusive), or to authorize, recommend, propose or announce an intention to do any such actions.

(b)               Subject to applicable Law, the Company shall give prompt notice to Parent and Merger Sub of (i) the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be reasonably likely to cause either (A) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time or (B) any condition to the Merger to be incapable of being satisfied or to be unsatisfied in any material respect at the Effective Time, (ii) any material failure of the Company, or any officer, director, employee, agent or representative of the Company or any of its Subsidiaries, as applicable, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it under this Agreement, (iii) any written notice received from any Person alleging that the consent of such Person is required in connection with the Merger, and (iv) any Action commenced or, to the Company’s Knowledge, threatened, against the Company or any of its Subsidiaries, as applicable, that are related to the transactions contemplated by this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.01(b) shall not limit or otherwise affect the remedies available under this Agreement to the party receiving such notice, shall not be deemed to amend or supplement the Disclosure Schedules and shall not otherwise constitute an exception to any representation or warranty.

Section 5.02        No Solicitation. Until the earlier of the Effective Time and the date of termination of this Agreement pursuant to the provisions of Article X, the Company will not take, nor will the Company permit, any of the Company’s Representatives to (directly or indirectly), take any of the following actions with any Person other than Parent and its designees: (a) solicit, knowingly encourage, initiate, entertain, review any proposals or offers from, or participate in or conduct discussions with or engage in negotiations with, any Person relating to any offer, indication of interest or proposal, oral, written or otherwise, formal or informal (a “Competing Proposed Transaction”), with respect to any possible Business Combination, (b) provide information not customarily disclosed consistent with the Company’s past practices with respect to the Company or any Subsidiary (whether such Subsidiary is in existence on the date hereof or are hereafter organized), to any Person, other than Parent, relating to (or which the Company believes or should reasonably know would be used for the purpose of formulating an offer, indication of interest or proposal with respect to), or otherwise assist, cooperate with, facilitate or encourage any effort or attempt by any such Person with regard to, any possible Business Combination, (c) agree to or enter into a Contract with any Person, other than Parent, providing for or approving a Business Combination, (d) make or authorize any statement, recommendation, solicitation or endorsement in support of any possible Business Combination, other than with Parent, (e) authorize or permit any of the Company’s Representatives to take any such action, or (f) agree, approve, recommend or resolve to do any of the foregoing. The Company shall immediately cease and cause to be terminated any such contacts or negotiations with any Person relating to any such transaction or Business Combination. In addition to the foregoing, if the Company receives prior to the Effective Time or the termination of this Agreement any offer, indication of interest or proposal (formal or informal, oral, written or otherwise) relating to, or any inquiry or contact from any Person with respect to, a Competing Proposed Transaction, the Company shall promptly (and no later than 24 hours after receipt) notify Parent thereof, such notice to include (i) the material terms and conditions of such Competing Proposed Transaction, and the identity of the Person making or proposing to make such offer, indication of interest or proposal, to the extent known, (ii) information regarding any request for non-public information about the Company or its Subsidiaries made by the Person making the foregoing offer, indication of interest or proposal, and (iii) a representation from the Company to Parent that the offer, indication of interest or proposal for the Competing Proposed Transaction is a bona fide offer, indication of interest or proposal and the terms thereof, and will keep Parent apprised on a current basis of the status of any such offer, indication of interest or proposal and of any modifications to the terms thereof; provided, however, that this provision shall not in any way be deemed to limit the obligations of the Company and its Representatives set forth in the first sentence of this section.

Section 5.03        Stockholder Consent. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement pursuant to Article X, the Company will use its commercially reasonable efforts to obtain and deliver to Parent a duly executed counterpart signature page to that certain Stockholder consent (to be delivered to Parent pursuant to Section 2.03(a)(iv)(A)(2)) executed by each of the Stockholders of the Company.

Section 5.04        Stockholder Notice. Within two Business Days after the date of this Agreement, the Company shall prepare and deliver to each of its Stockholders a written notice (the “Stockholder Notice”) pursuant to the Section 228(e) of the DGCL and the Company Charter Documents. The Stockholder Notice shall (a) comply with the requirements of the DGCL and all applicable federal and state securities Laws, including notice of the availability of appraisal rights under the DGCL and (b) in a form and include substance reasonably acceptable to Parent. The Stockholder Notice shall include a copy of that certain Stockholder consent (to be delivered to Parent pursuant to Section 2.03(a)(iv)(A)(2)) along with an information statement describing this Agreement and the transactions contemplated herein (including the Merger) for approval and adoption as provided by the DGCL and the Company Charter Documents. The Stockholder Notice, and the Stockholder consent included therein shall specify that adoption of this Agreement shall constitute approval by the Stockholders of: (i) such Stockholders’ indemnification obligations as set forth in Article VIII, (ii) the deposit of the Escrow Fund with the Escrow Agent; (iii) the deposit of the Stockholder Representative Expense Fund to a bank account designated by the Stockholder Representative; and (iv) the appointment of Plymouth Stockholder Rep, LLC, as the Stockholder Representative, with the rights and responsibilities set forth in this Agreement.

Article VI.
COVENANTS

Section 6.01        Financing.

(a)                Parent shall use its commercially reasonable efforts to obtain the Financing on the Closing Date including by using its commercially reasonable efforts to deliver all documents and instruments available to Parent within its control to produce as reasonably necessary to satisfy the conditions set forth in the Debt Commitment Letter and otherwise seeking to cause the conditions set forth in the Debt Commitment Letter within its control to be fulfilled in accordance with its terms; provided, that this covenant shall not (i) apply to any conditions to the extent within the control of the Company, or (ii) require Parent or any of its Affiliates to commence any litigation or other Action against any of its Financing Sources in connection with the Debt Commitment Letter, the Financing, this Agreement or the transactions contemplated hereby. From the date hereof until the Closing Date, Parent shall notify the Company of any actual or threatened breach or default by any party with respect to the Financing that would result or would reasonably be likely to result in all or a portion of the Financing necessary to consummate the transactions contemplated hereby not being available to Parent at Closing.

(b)               If at any time it becomes likely (as determined in the reasonable judgment of Parent) that Parent will be unable for any reason to consummate the Financing contemplated by the Debt Commitment Letter, Parent shall use its commercially reasonable efforts to seek alternative financing (“Alternative Financing”) and, for the purposes of this Agreement, all references to the Financing shall be deemed to include such Alternative Financing, all references to the Debt Commitment Letter shall include the applicable documents for the Alternative Financing and all references to the Financing Source shall include the Persons providing or arranging the Alternative Financing; provided, that Parent shall be under no obligation to seek such Alternative Financing unless such Financing can be obtained on terms which are not materially less favorable to Parent and its Affiliates than the terms of the Debt Commitment Letter (as determined in the reasonable judgment of Parent).

(c)                Parent and Merger Sub shall use their commercially reasonable efforts to maintain in effect the Debt Commitment on the terms and conditions contained therein or negotiate other terms that would not reasonably be expected to materially delay or prevent the Closing (it being understood and agreed that Parent may amend, restate, modify, supplement or replace the Debt Commitment Letter to add and appoint additional arrangers, bookrunners, underwriters, agents, lenders and similar entities, to provide for the assignment and reallocation of a portion of the Financing commitments contained therein and to grant customary approval rights to such additional arrangers and other entities in connection with such appointments). In addition, Parent may replace one or more facilities contemplated by the Debt Commitment Letter with one or more new facilities (the “New Debt Commitment”); provided, that the New Debt Commitment shall not (i) amend the conditions to the Financing set forth in the Debt Commitment Letter in a manner that would reasonably be expected to materially delay or prevent the Closing or (ii) reduce the aggregate amount of available Financing (unless, in the case of this clause (ii), such amount is replaced with any equity financing or one or more debt facilities pursuant to the New Debt Commitment). From and after each such event, the term “Debt Commitment Letter” as used herein shall be deemed to mean any Debt Commitment Letter to the extent that it is not so superseded at the time in question and each New Debt Commitment.

(d)               Prior to the Closing, the Company shall provide, and shall use its commercially reasonable efforts to cause its officers, directors, employees, accountants, consultants, legal counsel and agents to provide, such cooperation in connection with the arrangement of the Financing contemplated by the Debt Commitment Letter (including any Alternative Financing and New Debt Commitment) as may be reasonably requested by Parent; including, without limitation, by: (i) furnishing Parent and its Financing Source with historical Financial Statements and other financial information regarding the Company necessary to satisfy the reasonable conditions set forth in the Debt Commitment Letter (or the analogous provisions in any Alternative Financing or New Debt Commitment); (ii) facilitating the pledging of collateral comprised of assets sold hereunder, including cooperating with the efforts of Parent to obtain appraisals, financial analyses, surveys, environmental assessments, third party consents and estoppels, mortgage financeability and title insurance; (iii) taking such actions reasonably requested by Parent or any such Financing Source to satisfy any requirements necessary to consummate such Financing and otherwise assisting and cooperating with the satisfaction of the conditions to such Financing; (iv) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent to permit the consummation of such Financing and the direct borrowing or incurrence of all of the proceeds of such Financing at the Closing; (v) providing customary authorization letters with respect to the bank information memoranda; (vi) obtaining releases of existing Encumbrances on the assets sold hereunder; provided that any releases of Encumbrances shall be subject to the occurrence of the Closing Date; and (vii) furnishing all documentation and other information required by a Governmental Authority under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act of 2001, before the fourth (4th) Business Day prior to the Closing Date, but, in each case, solely as relating to the business and that has been reasonably requested not less than ten (10) days prior to the Closing. Parent shall promptly upon any request by the Company reimburse the Company for all reasonable out-of-pocket fees, costs and expenses (including reasonable fees and expenses of counsel) incurred by the Company in connection with its compliance with this Section 6.01(d) (other than its obligations to deliver Financial Statements with respect to the business and other than compensation of employees). Parent will indemnify and hold harmless the Company and each of its Affiliates, and the directors, officers, employees, attorneys successors and assigns of each of the foregoing Persons from and against any and all liabilities, Losses, damages, claims, costs, expenses , interests, awards, judgments and penalties actually suffered or incurred by such Persons arising from Third Party Claims against such Persons in connection with such Person complying with their obligations under this Section 6.01(d) and any information utilized in connection therewith (except, in each case, Parent’s and Merger Sub’s indemnification obligations under this Section 6.01(d) shall not apply (x) in connection with any information provided by any such Person to the extent such information is inaccurate in any material respect or (y) to the extent such liabilities, Losses, damages, claims, costs, expenses, interests, awards, judgment or penalties arise from the willful misconduct of any such Person. The Company hereby consents to the use of its and its Subsidiaries’ logos and trademarks in connection with the Financing, provided that such logos and trademarks are used solely in a manner that is not intended to disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries. Nothing in this Section 6.01(d) shall require such cooperation to the extent it would (1) cause any condition to Closing set forth in Article IX to fail to be satisfied or otherwise cause any breach of this Agreement, (2) require the Company to take any action that will conflict with or violate any Laws prior to the Closing Date, (3) result in the Company otherwise incurring any liability (except to the extent that the Company is indemnified or promptly reimbursed therefor) in connection with the Financing, or (4) result in any officer or director of the Company incurring any personal liability with respect to any matters relating to the Financing.

(e)                Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section 6.01 shall be the only provisions of this Agreement governing the obligations of Parent to seek and obtain the Financing necessary to consummate the transactions contemplated by this Agreement.

Section 6.02        Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 6.03        Public Announcements. The parties hereto acknowledge and agree that notwithstanding anything to the contrary contained herein, following the execution hereof, Parent will make public announcements and disclosures regarding this Agreement and the transactions contemplated hereby in accordance with the requirements of applicable Law and the rules and regulations of the SEC and the Nasdaq. The parties further agree that the Company shall be provided copies of the same in advance of any public announcement, and Parent will consider in good faith any reasonable edits proposed by the Company that are timely provided.

Section 6.04        Company Cash. The Company shall ensure that it has, following the satisfaction of all payments contemplated by this Agreement in connection with the Closing, immediately following the Closing (excluding all payments of Merger Consideration from Company Cash, if any), Company Cash of no less than One Million Dollars ($1,000,000).

Section 6.05        Notice. The Company shall use its commercially reasonable efforts to give notice under the agreements identified in Section 3.03(c)(ii) of the Disclosure Schedules.

Article VII.
TAX MATTERS

Section 7.01        Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by the Stockholder Representative (on behalf of the Effective Time Holders) when due. Parent shall timely file any Tax Return or other document with respect to such Taxes or fees (and the Stockholder Representative shall cooperate with respect thereto as necessary).

Section 7.02        Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company or any of its Subsidiaries shall be terminated as of the Closing Date. After such date neither the Surviving Corporation nor Parent shall have any further rights or liabilities thereunder.

Section 7.03        Tax Indemnification. Except to the extent treated as a liability in the calculation of Closing Working Capital, the Effective Time Holders shall jointly in accordance with their respective Pro-Rata Shares and in an amount not to exceed each Effective Time Holder’s Individual Cap, indemnify the Parent Indemnitees and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.22; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VII; (c) all Pre-Closing Taxes (including any Taxes payable with respect to a Straddle Period that are treated as Pre-Closing Taxes in accordance with Section 7.05 hereof); (d) all Taxes of the Company, any Subsidiary, or any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (e) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring on or before the Closing Date, but excluding in all cases the Specific Tax Indemnity Matters (which are addressed separately under Article VIII). In each of the above cases, together with any reasonable out-of-pocket fees and expenses (including reasonable attorneys’ and accountants’ fees) incurred in connection therewith, the Effective Time Holders shall, jointly in accordance with their Pro-Rata Shares, reimburse Parent for any Taxes of the Company that are the responsibility of the Effective Time Holders pursuant to this Section 7.03 within ten Business Days after notice by Parent or the Company of such Taxes being due. Notwithstanding anything in this Agreement to the contrary, (y) the Company and Parent shall retain all responsibility with respect to Closing Payment FICA Taxes (and such amounts shall not be subject to any indemnity or reimbursement by the Effective Time Holders), and (z) payment for any indemnification claims made pursuant to this Section 7.03 shall be addressed and subject at all times to Section 8.04 (as applicable) and Section 8.06 herein. For the avoidance of doubt, and notwithstanding any provision herein to the contrary, any claims by Parent Indemnitees for breach or alleged breach of the representations and warranties under Section 3.22 must be brought only under this Section 7.03.

Section 7.04        Tax Returns.

(a)                The Company shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by it that are due on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date (taking into account any extensions). Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law).

(b)               Parent shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period and for any Straddle Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and any such income Tax Return shall be submitted by Parent to the Stockholder Representative (together with schedules, statements and, to the extent requested by the Stockholder Representative, supporting documentation) at least 30 days’ prior to the due date (including extensions) of such Tax Return. If the Stockholder Representative objects to any item on any such Tax Return that relates to a Pre-Closing Tax Period, it shall, within ten days after delivery of such Tax Return, notify Parent in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Parent and the Stockholder Representative shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Parent and the Stockholder Representative are unable to reach such agreement within ten days after receipt by Parent of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Parent and then amended to reflect the Independent Accountant's resolution. The costs, fees and expenses of the Independent Accountant shall be borne in the same manner as set forth in Section 2.17(c)(iv). The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period or Straddle Period shall be exclusively within the control of Parent. Parent shall be entitled to setoff against to reduce, and deduct from, the Escrow Fund (i) Taxes due with respect to any such Tax Return that relate to Pre-Closing Tax Periods and (ii) Taxes due with respect to any such Tax Return that relate to Straddle Periods that are attributable under Section 7.05 to the portion of such Straddle Period ending on the Closing Date, but only to the extent such Taxes due were not taken into account as liabilities in computing the Closing Working Capital; provided, however, that with respect to Taxes owed in connection with Specific Tax Indemnity Matters, such Taxes may only be withdrawn from the Tax Indemnity Escrow and only 50% of such Taxes may be so withdrawn. Neither Parent, Merger Sub nor the Surviving Corporation will (x) agree to enter into any agreement or settlement with a Governmental Authority with respect to any Tax Claim involving any Taxes for which the Effective Time Holders have an obligation to indemnify the Parent Indemnitees pursuant to Article VII, or (y) make any amendment to any Tax Return, or take any position on a Tax Return, that has the effect of creating on obligation for Taxes for which Effective Time Holders have an obligation to indemnify the Parent Indemnitees pursuant to Article VII without providing prior written notice to the Stockholder Representative. If the Stockholder Representative objects any matter relating to the foregoing clauses (x) or (y), it shall, within ten days after delivery of such written notice, notify Parent in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, the matter shall be addressed in the same manner as set forth in this Section 7.04(b) with respect to any disputes related to Tax Returns that relate to a Pre-Closing Tax Period, mutatis mutandis.

Section 7.05        Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a)                in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b)               in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

For clarity and for the avoidance of doubt, the parties hereto acknowledge and agree that Company and Parent shall retain all responsibility with respect to Closing Payment FICA Taxes (and such amounts shall not be subject to any indemnity or reimbursement by the Effective Time Holders).

Section 7.06        Contests. Parent agrees to give written notice to the Stockholder Representative of the receipt of any written notice by the Company, Parent or any of Parent's Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Parent pursuant to this Article VII (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Parent's right to indemnification hereunder except to the extent the Effective Time Holders are materially adversely prejudiced by such failure. Parent shall control the contest or resolution of any Tax Claim; provided, however, that Parent shall obtain the prior written consent of the Stockholder Representative (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a Tax Claim or ceasing to defend such Tax Claim; and, provided further, that the Stockholder Representative shall be entitled to participate in the defense of such Tax Claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by the Stockholder Representative. The failure of the Stockholder Representative to respond in writing to any proposed settlement of a Tax Claim or to present a reasonable written explanation of the legal grounds for such failure to consent within ten days of notice of such proposed settlement shall be deemed consent for this purpose.

Section 7.07        Cooperation and Exchange of Information. The Stockholder Representative, the Company and Parent shall provide each other with such cooperation and information as either of them reasonably may request of the others in filing any Tax Return pursuant to this Article VII or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of the Stockholder Representative, the Company and Parent shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by any of the other parties in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, the Stockholder Representative, the Company or Parent (as the case may be) shall provide the other parties with reasonable written notice and offer the other parties the opportunity to take custody of such materials.

Section 7.08        FIRPTA Statement. On the Closing Date, the Company shall deliver to Parent a certificate, dated as of the Closing Date, certifying to the effect that no interest in the Company or in the Company’s Subsidiaries is a U.S. real property interest (such certificate in the form required by Treasury Regulation Section 1.897-2(h) and 1.1445-2) (the “FIRPTA Statement”).

Article VIII.
INDEMNIFICATION

Section 8.01        Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date; provided, that the representations and warranties in Section 3.01, Section 3.02, Section 3.04, Section 3.10, Section 3.22 and Section 3.28, shall survive indefinitely (the representations and warranties referenced above in this Section 8.01, are referred to herein as the “Fundamental Representations”). All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, (i) in the event of a breach of any representation or warranty in this Agreement that constitutes Fraud, the representation or warranty shall survive consummation of the transactions contemplated in this Agreement and continue in full force and effect without any time limitation; and (ii) any claims asserted in accordance with Article VIII must be brought prior to the expiration date of the applicable survival period set forth in this Section 8.01, provided, that, if such claim is brought prior to the expiration of the applicable survival period, such claim shall survive until finally resolved.

Section 8.02        Indemnification By Effective Time Holders. Subject to the other terms and conditions of this Article VIII (including the provisions and limitations set forth herein that are applicable), the Effective Time Holders shall, jointly in accordance with their respective Pro Rata Shares, indemnify and defend each of Parent, Merger Sub and their Affiliates (including the Surviving Corporation) and their respective Representatives (collectively, the “Parent Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Parent Indemnitees based upon, arising out of, with respect to or by reason of:

(a)                any inaccuracy in or breach of any of the representations or warranties of the Company contained in Article III of this Agreement or in any certificate or instrument delivered by or on behalf of the Company pursuant to this Agreement as of the dates such representation or warranty was made (including the date hereof and the Closing Date) (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)               any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company pursuant to this Agreement prior to Closing (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VII, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article VII);

(c)                any Fraud (i) by the Effective Time Holders, with respect to their ownership of Company Stock, Options, Company Warrants or Incentive Units (subject to the last sentence of Section 8.12), or (ii) by the Company, its Subsidiaries or their respective directors, officers, employees or equityholders (including the Effective Time Holders), in each case acting on behalf of the Company (and not in their individual capacities);

(d)               any Excluded Liability or Excluded Liabilities;

(e)                any claim made by any Effective Time Holder relating to such Person's rights with respect to the Merger Consideration, or the calculations and determinations set forth on the Consideration Spreadsheet;

(f)                fifty percent (50%) of any amounts paid to the holders of Dissenting Shares, including any interest required to be paid thereon, that are in excess of what such holders would have received hereunder had such holders not been holders of Dissenting Shares;

(g)               any Transaction Expenses of the Company outstanding as of the Closing to the extent not paid or satisfied by the Company at or prior to the Closing, or if paid by Parent or Merger Sub at or prior to the Closing, to the extent not deducted in the determination of Closing Preferred Merger Consideration;

(h)               any claim or right asserted or held by any person who is a current officer or director of the Company (against the Surviving Corporation, against Parent, against any Affiliate of Parent) of entitlement to indemnification or the reimbursement of expenses in connection with any indemnity claim or any other relief or remedy (under the Company Charter Documents, under any indemnification agreement or under any applicable Law providing for indemnification of directors or officers) with respect to any act or omission on the part of such person or any event or other circumstance that arose, occurred or existed at or prior to the Effective Time; or

(i)                 fifty percent (50%) of the Specific Tax Indemnity Matters.

Section 8.03        Indemnification By Parent. Subject to the other terms and conditions of this Article VIII (including the provisions and limitations set forth herein that are applicable), Parent shall indemnify and defend each of the Effective Time Holders and their Affiliates and their respective Representatives (collectively, the “Stockholder Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Stockholder Indemnitees based upon, arising out of, with respect to or by reason of:

(a)                any inaccuracy in or breach of any of the representations or warranties of Parent and Merger Sub contained in this Agreement or in any certificate or instrument delivered by or on behalf of Parent or Merger Sub pursuant to this Agreement, as of the dates such representation or warranty was made (including the date hereof and the Closing Date) (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)               any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Parent or Merger Sub pursuant to this Agreement (other than Article VII, it being understood that the sole remedy for any such breach thereof shall be pursuant to Article VII);

(c)                any claims related to the Fraud of Parent, Merger Sub, or their respective Representatives (in each case, as such Fraud relates to the transactions contemplated under this Agreement);

(d)               any Current Liabilities taken into account in the calculation of Closing Working Capital; or

(e)                fifty percent (50%) of any amounts paid to the holders of Dissenting Shares, including any interest required to be paid thereon, that are in excess of what such holders would have received hereunder had such holders not been holders of Dissenting Shares;

Section 8.04        Certain Limitations. The indemnification provided for in Section 8.02 shall be subject to the following limitations:

(a)                Effective Time Holders shall not be liable to the Parent Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification thereunder exceeds $350,000 (the “Deductible”), in which event Effective Time Holders shall be required to pay or be liable for all such Losses in excess of the Deductible, but not in an amount to exceed $350,000 in the aggregate (the “Cap”).

(b)               Parent Indemnitees must bring claims for indemnification under (i) Section 8.02(f), (ii) with respect to the non-payment of any Transaction Expenses, or (iii) the Specific Tax Indemnity Matter, prior to the twelve (12) month anniversary of the Closing Date after which time the Effective Time Holders will be under no obligation to provide indemnification under those sections provided, that, if a claim under this Section 8.04(b) is brought prior to the expiration of such twelve (12) month anniversary of the Closing Date, such claim shall survive until finally resolved.

(c)                Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Fundamental Representations, or, for the avoidance of any doubt, any claim for indemnification pursuant to Section 7.03 or Section 8.02(b) through Section 8.02(i).

(d)               In addition to the limitations set forth in Section 8.04(a), none of the Effective Time Holders shall be liable to the Parent Indemnitees for indemnification under Section 7.03 or Section 8.02 for (i) any amount exceeding such Effective Time Holder’s Pro Rata Share of any Losses or (ii) any amount exceeding the amount of the pre-Tax Merger Consideration actually received by each such Effective Time Holder pursuant to this Agreement; provided however, that in the case of Fraud, indemnification is several (and not joint) and not subject to the limitation in clause (i) as to the Effective Time Holder who committed the Fraud, but is still subject to the limitation in clause (ii).

(e)                For purposes of this Article VIII, any inaccuracy in or breach of any representation or warranty, and any Losses with respect thereto, shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 8.05        Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”. For purposes of this Article VIII, (i) if Parent (or any other Parent Indemnitee) comprises the Indemnified Party, any references to Indemnifying Party (except provisions relating to an obligation to make payments) shall be deemed to refer to the Stockholder Representative, and (ii) if Parent comprises the Indemnifying Party, any references to the Indemnified Party shall be deemed to refer to the Stockholder Representative. Any payment received by the Stockholder Representative as the Indemnified Party shall be distributed to the Effective Time Holders in accordance with this Agreement.

(a)                Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is an Effective Time Holder, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (y) seeks an injunction or other equitable relief against the Indemnified Parties. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise and defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. The Stockholder Representative and Parent shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)               Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)                Dissenting Shares. Notwithstanding the provisions set forth in the foregoing Section 8.05(a) and Section 8.05(b), Third-Party Claims pertaining to the appraisal rights of Dissenting Shares in accordance with Section 262 of the DGCL shall be addressed pursuant to Section 2.10.

(d)               Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including access to the Company's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(e)                Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.22 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article VII) shall be governed exclusively by Article VII hereof and Section 8.06.

Section 8.06        Sources of Indemnification.

(a)                The parties hereto acknowledge that Parent has obtained the R&W Insurance Policy for coverage of indemnification obligations of the Effective Time Holders under Section 8.02(a) and Section 7.03 on the terms and conditions set forth in the R&W Insurance Policy.

(b)               Any Losses payable to a Parent Indemnitee pursuant to an indemnification claim arising under Section 8.02(a) (other than Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Fundamental Representations) or Section 7.03 shall be satisfied (i) first, except for claims under clauses (a), (c), (d) or (e) of Section 7.03 or under Section 8.02(i), from any amounts Parent may owe the Effective Time Holders under this Agreement that may be due and payable after the Closing (e.g., any Post-Closing Adjustment owed to the Effective Time Holders), to the extent then owing (ii) second, from the General Indemnity Escrow, provided, however, that the General Indemnity Escrow shall not be available for any indemnification claim arising under clauses (a), (c), (d) or (e) Section 7.03, (iii) third, to the extent the General Indemnity Escrow has been depleted or is otherwise unavailable pursuant to the foregoing clause (ii), to the extent of the coverage provided under the R&W Insurance Policy, and (iv) fourth, to the extent that the amounts in clauses (i), (ii) or (iii) are not available or are otherwise insufficient to cover such Losses due to the amounts set forth in clauses (i), (ii) and (iii) having been utilized to cover Losses in relation to Fundamental Representations, or any claims under Section 7.03 or Section 8.02(b) through Section 8.02(h) (the amount of such Losses attributable to Fundamental Representations, Section 7.03 or any claims under Section 8.02(b) through Section 8.02(h) that were satisfied by amounts owed to the Effective Time Holders after Closing, the General Indemnity Escrow and R&W Insurance Policy being referred to herein as the “Business Coverage Deficiency Amount”), from the Effective Time Holders as provided in clause (c) below. For clarity and for the avoidance of doubt, with respect to any indemnification claim arising under Section 7.03, Parent Indemnitees shall be responsible for the entire retention amount under the R&W Insurance Policy, to the extent then applicable. For further clarity and for the avoidance of doubt, the sole source of indemnification for any Losses payable to Parent Indemnitees pursuant to a claim arising under Section 8.02(i) is the Tax Indemnity Escrow.

(c)                In particular, to the extent that the Effective Time Holders are obligated to make a payment under clause (iv) of the foregoing clause (b), then, the Effective Time Holders, shall in accordance with their respective Pro Rata Share, in an amount not to exceed each Effective Time Holder’s Individual Cap, indemnify and defend each Parent Indemnitee against, shall, pay to the applicable Parent Indemnitees, such Business Coverage Deficiency Amount in accordance with this Agreement.

(d)               For clarity and for the avoidance of doubt, but subject to applicable limitations in Section 8.04, Parent Indemnitees are not restricted to the General Indemnity Escrow or the R&W Insurance Policy with respect to any breach or inaccuracy of a Fundamental Representation or any claim for indemnification pursuant to Section 7.03 or Sections 8.02(a)-(h). Nevertheless, the Parent Indemnitees agree to proceed promptly and in good faith to recover Losses arising out of or resulting from breaches of Fundamental Representations as well as claims under Section 7.03 in the manner set forth in Section 8.06(b) as and to the extent such Fundamental Representations and claims under Section 7.03 are covered by the R&W Insurance Policy. Notwithstanding any provision herein to the contrary, to the extent that Parent Indemnitees were otherwise entitled to a claim for indemnification for any matter under clauses (a), (c), (d) or (e) of Section 7.03 but the R&W Insurance Policy did not provide coverage of such claim then the Parent Indemnitees shall not be entitled to indemnification for such claim unless the lack of coverage under the R&W Insurance Policy was attributable to (i) Fraud by the Company, its Subsidiaries or their respective directors, officers, employees or equityholders (including the Effective Time Holders), in each case acting on behalf of the Company (and not in their individual capacities), prior to the Closing, or (ii) the aggregate policy limit ($7,500,000) having been exhausted.

Section 8.07        Determination of Loss Amount. The amount of any and all Losses under this Article VIII shall be determined net of any amounts actually recovered by the Indemnified Party under insurance policies, other than the R&W Insurance Policy, with respect to such Losses (only to the extent of such recovery and net of all costs and expenses, including increased premiums (to the extent identifiable) and attorney and advisor fees, incurred in connection with such recovery).

Section 8.08        Payments. Once the amount of, and liability for, a Loss is agreed to in writing by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy (or take all required action to cause any applicable Person to satisfy) its obligations within five (5) Business Days of the agreement of the Indemnifying Party, or the final, non-appealable adjudication, by wire transfer of immediately available funds (subject, in all cases, to this Article VIII). Any and all Losses pursuant to this Article VIII will bear simple interest at the rate of ten percent (10%) per annum, such rate not to accrue until the Indemnifying Party’s receipt of written notice of a Third Party Claim or a Direct Claim.

Section 8.09        Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.10        Waiver. Each Effective Time Holder acknowledges and agrees that, upon and following the Closing, the Surviving Corporation shall not have any Liability or obligation to indemnify, save or hold harmless or otherwise pay, reimburse or make such Effective Time Holder whole for or on account of any indemnification or other claims made by any Parent Indemnitee hereunder. Such Effective Time Holder shall have no right of contribution against the Surviving Corporation with respect to any such indemnification or other claim.

Section 8.11        Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party's right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

Section 8.12        Exclusive Remedies. Subject to Section 11.13, the parties acknowledge and agree that after Closing, their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud or criminal activity on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. For the avoidance of doubt, the Stockholder Indemnitees’ right to receive indemnification pursuant to Article VIII shall be deemed to be liquidated damages for any and all Losses or other damages suffered or incurred by the Company or any other Person in connection with the Financing or any Alternative Financing, the Debt Commitment Letter and the transactions contemplated thereby, and shall be the sole and exclusive remedy of the Stockholder Indemnitees against any Financing Sources or other Persons that have committed to provide the Financing or any Alternative Financing. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.12 shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party's Fraud or criminal act. For the avoidance of doubt, Parent Indemnitees’ recovery for any Fraud by an Effective Time Holder related to his, her or its personal dealings (e.g., fraud as to his, her or its Share ownership, as set forth in Section 8.02(c)(i)) is limited to a claim against, and indemnification from, the accused Effective Time Holder.

Article IX.
CONDITIONS TO THE MERGER

Section 9.01        Conditions to Obligations of Each Party to Effect the Merger. The respective obligation of each of Parent, Merger Sub and the Company to complete the Closing is subject to the satisfaction or waiver (to the extent permitted by Law) of the following conditions precedent:

(a)                no Law or Governmental Order will be in effect prohibiting the Closing (a “Legal Restraint”);

(b)               no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement or any Ancillary Document illegal or otherwise restraining or prohibiting the consummation of the transactions contemplated by this Agreement or any Ancillary Document; or

(c)                The Requisite Company Vote shall have been obtained.

Section 9.02        Conditions to Parent’s and Merger Sub’s Obligations. The obligation of Parent and Merger Sub to complete the Closing is subject to the satisfaction or waiver of each of the following conditions precedent (in addition to those contained in Section 9.01):

(a)                (i) the representations and warranties of the Company contained in this Agreement, including the representations and warranties contained in Section 3.22 (Taxes) (but excluding the Fundamental Representations), that are (A) qualified as to materiality or by reference to a Material Adverse Effect will be true and correct in all respects or (B) not so qualified will be true and correct as written except where any failure to be true and correct, individually or when aggregated with all other such failures, would not be reasonably be expected to have a Material Adverse Effect and (ii) the Fundamental Representations (excluding the representations and warranties contained in Section 3.22 (Taxes)) will be true and correct in all respects except for de minimis exceptions, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except that any such representations or warranties which expressly relate to an earlier date need only have been true and correct as of such date;

(b)               the Company and any Affiliates will have performed in all material respects (or with respect to any covenant or agreement qualified by materiality or Material Adverse Effect, in all respects) each of the covenants and agreements that each of them is required to perform on or prior to the Closing Date;

(c)                the Company will have delivered to Parent all of the certificates and other documents specified in Section 2.03(a);

(d)               Dissenting Shares shall not constitute Shares that represent more than 8% of the aggregate Pro Rata Share of the Merger Consideration payable to the Effective Time Holders at the Closing; and

(e)                No Material Adverse Effect will have occurred from and after the date of this Agreement.

Section 9.03        Conditions to the Company’s Obligation. The obligation of the Company to complete the transactions contemplated by this Agreement is subject to the satisfaction or waiver of each of the following conditions precedent (in addition to those contained in Section 9.01):

(a)                the representations and warranties of Parent and Merger Sub contained in this Agreement that are (i) qualified as to materiality or by reference to Material Adverse Effect will be true and correct in all respects or (ii) not so qualified will be true and correct in all material respects except where the failure to be true and correct would not reasonably be expected to preclude Parent or Merger Sub from consummating the transactions contemplated by this Agreement, in each case as of the Closing Date as though made on the Closing Date, except that any such representations or warranties which expressly refer to an earlier date need only have been accurate as of that earlier date;

(b)               Parent and Merger Sub will have performed in all material respects each of the covenants and agreements that it is required to perform at or prior to the Closing; and

(c)                the Company will have received from Parent all of the certificates and other documents specified in Section 2.03(b).

Article X. TERMINATION

Section 10.01    Termination. This Agreement may be terminated, and the Closing may be abandoned, at any time prior to the Closing:

(a)                by the mutual written consent of Parent and the Company;

(b)               by either Parent or the Company, upon written notice to the other, if a Legal Restraint having the effect set forth in Section 9.01(a) is in effect and has become final and not subject to further appeal;

(c)                by the Company if either Parent or Merger Sub shall have breached any of their representations, warranties, covenants or other agreements contained in this Agreement which would give rise to the failure of a condition set forth in Section 9.03(a) or Section 9.03(b), specifically including the failure to obtain the Financing under Section 6.01, which breach (x) cannot be cured by the Outside Date or (y) if capable of being cured by the Outside Date, shall not have been cured by the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.01(c) if the Company is then in material breach of any of its representations, warranties, covenants or other agreements contained in this Agreement;

(d)               by Parent or Merger Sub if the Company or any of its Affiliates, or the representatives of any of the foregoing, shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement which would give rise to the failure of a condition set forth in Section 9.02(a) or Section 9.02(b), which breach (x) cannot be cured by the Outside Date or (y) if capable of being cured by the Outside Date, shall not have been cured by the Outside Date; provided, that neither Parent nor Merger Sub shall have the right to terminate this Agreement pursuant to this Section 10.01(d) if either Parent or Merger Sub is then in material breach of any of their representations, warranties, covenants or other agreements contained in this Agreement; or

(e)                by the Company, if all of the conditions set forth in Section 9.01 and Section 9.02 (other than any conditions that by their terms are to be satisfied at the Closing; subject to such conditions being satisfied if the Closing would have occurred on such date) have been satisfied or validly waived by Parent and Merger Sub, the Company has given irrevocable notice to Parent and Merger Sub in writing that it stands ready, willing and able to consummate the Closing, and Parent and Merger Sub fail to consummate the transactions contemplated by the Closing on the earlier of (i) the second (2nd) Business Day following the date the Closing should have occurred pursuant to Section 2.02 or (ii) the Outside Date; or

(f)                by the Parent or Merger Sub, if all of the conditions set forth in Section 9.01 and Section 9.03 (other than any conditions that by their terms are to be satisfied at the Closing; subject to such conditions being satisfied if the Closing would have occurred on such date) have been satisfied or validly waived by the Company, Parent has given irrevocable notice to the Company in writing that Parent and Merger Sub stand ready, willing and able to consummate the Closing, and the Company fails to consummate the transactions contemplated by the Closing on the earlier of (i) the second (2nd) Business Day following the date the Closing should have occurred pursuant to Section 2.02 or (ii) the Outside Date.

Section 10.02    Obligations Upon Termination. If this Agreement is terminated, all continuing obligations of the parties under this Agreement will terminate, except Section 6.03 (Public Announcements), this Section 10.02 and Article XI (Miscellaneous) will survive indefinitely unless sooner amended or modified or terminated in writing by the parties pursuant to the terms hereof; provided, that nothing herein will relieve any party from Liability for any willful breach or gross negligence prior to such termination.

Article XI. MISCELLANEOUS

Section 11.01    The Stockholder Representative.

(a)                By approving this Agreement and the transactions contemplated hereby or by executing and delivering a Letter of Transmittal, an Optionholder Agreement or an Incentive Unit Agreement, each Effective Time Holder shall have irrevocably authorized and appointed the Stockholder Representative as such Person’s representative and attorney-in-fact to act on behalf of such Person with respect to this Agreement and the Escrow Agreement and to take any and all actions and make any decisions required or permitted to be taken by the Stockholder Representative pursuant to this Agreement or the Escrow Agreement, including the exercise of the power to:

(i)                 give and receive notices and communications;

(ii)               authorize delivery to Parent of cash from the Escrow Fund in satisfaction of any amounts owed to Parent pursuant to Section 2.17 or in satisfaction of claims for indemnification made by Parent pursuant to Article VII and Article VIII;

(iii)             agree to, negotiate, enter into settlements and compromises of, and comply with orders or otherwise handle any other matters described in Section 2.17;

(iv)             agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to claims for indemnification made by Parent pursuant to Article VII and Article VIII;

(v)               litigate, arbitrate, resolve, settle or compromise any claim for indemnification pursuant to Article VII and Article VIII;

(vi)             execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and any Ancillary Document (including the Escrow Agreement);

(vii)           make all elections or decisions contemplated by this Agreement and any Ancillary Document (including the Escrow Agreement);

(viii)         engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist the Stockholder Representative in complying with its duties and obligations; and

(ix)             take all actions necessary or appropriate in the good faith judgment of the Stockholder Representative for the accomplishment of the foregoing.

Parent shall be entitled to deal exclusively with the Stockholder Representative on all matters relating to this Agreement (including Article VIII) and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Effective Time Holder by the Stockholder Representative, and on any other action taken or purported to be taken on behalf of any Effective Time Holder by the Stockholder Representative, as being fully binding upon such Person. Notices or communications to or from the Stockholder Representative shall constitute notice to or from each of the Effective Time Holders. Any decision or action by the Stockholder Representative hereunder, including any agreement between the Stockholder Representative and Parent relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of all Effective Time Holders and shall be final, binding and conclusive upon each such Person. No Effective Time Holder shall have the right to object to, dissent from, protest or otherwise contest the same. The provisions of this Section, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one or the Effective Time Holders, or by operation of Law.

(b)               The Stockholder Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of a majority in interest of the Stockholders according to each Stockholder’s respective Pro Rata Share (the “Majority Holders”); provided, however, in no event shall the Stockholder Representative resign or be removed without the Majority Holders having first appointed a new Stockholder Representative who shall assume such duties immediately upon the resignation or removal of the Stockholder Representative. In the event of the death, incapacity, resignation or removal of the Stockholder Representative, a new Stockholder Representative shall be appointed by the vote or written consent of the Majority Holders. Notice of such vote or a copy of the written consent appointing such new Stockholder Representative shall be sent to Parent, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by Parent; provided, that until such notice is received, Parent, Merger Sub and the Surviving Corporation shall be entitled to rely on the decisions and actions of the prior Stockholder Representative as described in Section 11.01(a) above.

(c)                The Stockholder Representative shall not be liable to the Effective Time Holders for actions taken pursuant to this Agreement or the Escrow Agreement, except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted gross negligence or involved fraud, intentional misconduct or bad faith (it being understood that any act done or omitted pursuant to the advice of counsel, accountants and other professionals and experts retained by the Stockholder Representative shall be conclusive evidence of good faith). The Stockholders shall severally and not jointly (in accordance with their respective Pro Rata Share), indemnify and hold harmless the Stockholder Representative from and against, compensate it for, reimburse it for and pay any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with its activities as the Stockholder Representative under this Agreement and the Escrow Agreement (the “Representative Losses”), in each case as such Representative Loss is suffered or incurred; provided, that in the event it is finally adjudicated that a Representative Loss or any portion thereof was primarily caused by the gross negligence, fraud, intentional misconduct or bad faith of the Stockholder Representative, the Stockholder Representative shall reimburse the Stockholders the amount of such indemnified Representative Loss attributable to such gross negligence, fraud, intentional misconduct or bad faith. The Representative Losses shall be satisfied: (i) from the Stockholder Representative Expense Fund; (ii) from any additional amounts the Stockholder Representative directs, in its sole discretion, by written notice to Parent, that Parent add to the Stockholder Representative Expense Fund from the proceeds of any payment that would otherwise be made to Stockholders from the Escrow Fund; (iii) to the extent the amount of the Representative Losses exceeds amounts available to the Stockholder Representative under (i) and (ii), from the Stockholders, severally and not jointly (in accordance with their respective Pro Rata Share). As soon as practicable after the date on which the final obligation of the Stockholder Representative under this Agreement and the Escrow Agreement have been discharged or such other date as the Stockholder Representative deems appropriate, the Escrow Agent shall pay any amounts remaining in the Stockholder Representative Fund to the Stockholders in accordance with their Pro Rata Share, as set forth in the Escrow Agreement.

(d)               The Stockholder Representative agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other parties hereto (i) during the course of the negotiations leading to the consummation of the transactions contemplated hereby and (ii) otherwise in connection with the performance of the terms hereof, in each case, whether obtained before or after the date of this Agreement and/or the Closing Date. In the event the transactions contemplated hereby shall not be consummated, the Stockholder Representative will return to the other parties all copies of nonpublic documents and materials which have been furnished in connection therewith. Such documents, materials and information shall not be communicated to any third Person (other than, in the case of Parent or Merger Sub, to their counsel, accountants or Affiliates, and in the case of the Stockholder Representative, to its counsel or accountants). The Stockholder Representative shall not use any confidential information in any manner whatsoever except solely for the purpose of evaluating the proposed Merger or in connection with its duties hereunder. Notwithstanding the foregoing, the obligation of the Stockholder Representative to treat such documents, materials and other information in confidence or to limit the use of such documents, materials and other information shall not apply to any information which (a) is or becomes available to the Stockholder Representative from a source other than the Stockholder Representative or its agents, (b) is or becomes available to the public other than as a result of disclosure by the Stockholder Representative or its agents, (c) is required to be disclosed under applicable Law or judicial process, but only to the extent it must be disclosed or (d) the Stockholder Representative reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby. Notwithstanding anything in this Agreement to the contrary, following Closing, the Stockholder Representative shall be permitted to disclose information (i) as required by Law; provided, however, that the Stockholder Representative shall use commercially reasonable efforts to preserve the confidentiality of such information and provide Parent prompt written notice of the intended disclosure sufficient to enable Parent to seek a protective order or otherwise prevent such disclosure, and provided further that the Stockholder Representative shall reasonably cooperate with Parent at Parent’s request and sole expense to prevent or minimize such disclosure, (ii) to its employees, advisors or consultants and to the Stockholders, in each case who have a need to know such information, provided that such persons either (A) agree to observe the terms of this Section 11.01(d) or (B) are bound by obligations of confidentiality to the Stockholder Representative of at least as high a standard as those imposed on the Stockholder Representative under this Section 11.01(d) (and in each case Parent and the Company are expressly made third party beneficiaries of such obligations), and (iii) to the extent necessary to enforce the Stockholders rights hereunder or defend against assertions or claims by Parent or its Affiliates hereunder in any Legal Proceedings involving a dispute between Parent and/or the Company, on the one hand, and the Stockholders and/or the Stockholder Representative, on the other hand, including to any Governmental Authority or an arbitrator or other involved party (e.g., opposing counsel, expert witnesses, investigators) in connection therewith.

Section 11.02    Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 11.03    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.03):

If to the Company:

Data Sciences International, Inc.

119 14th St. NW, Suite 100

St. Paul, MN 55112

Facsimile: (651) 481-7404

E-mail: kknox@datasci.com

Attention: Kristen Knox, CEO

with a copy to:

Fox Rothschild LLP

Campbell Mithun Tower

222 South Ninth Street Suite 2000

Minneapolis, MN 55402

Facsimile: (612) 607-7100

E-mail: WKaufman@foxrothschild.com and PMartin@foxrothschild.com

Attention: D. William Kaufman, Esq. and Phillip B. Martin, Esq.

If to Parent or Merger Sub:

Harvard Bioscience, Inc.

84 October Hill Road, Suite 10

Holliston, MA 01746

Facsimile: (508) 429-8478

E-mail: jduchemin@harvardbioscience.com

Attention: Jeffrey A. Duchemin, CEO

with a copy to:

Burns & Levinson LLP

125 Summer Street

Boston, MA 02110

Facsimile: (617) 345-3299

E-mail: jvolman@burnslev.com and cporter@burnslev.com

Attention: Josef B. Volman, Esq. and Chad J. Porter, Esq.

If to the Stockholder Representative:

Kristen Knox

1175 Fairhaven Dr.

Shakopee, MN 55379

E-mail: kknox@datasci.com

with a copy to:

Affinity Ventures IV

c/o Robin Dowdle (OBO Kris Johnson)

3223 Edgerton Street

St. Paul, MN 55127

Phone: (612) 227-0261

E-mail: rdowdle@affinitycapital.net and

bkjohnson@affinitycapital.net

also with a copy to:

Canaan Equity Aggregator LLC

c/o Brent Ahrens

2020 Union Street

San Francisco, CA 94123

E-mail: bahrens@canaan.com

Section 11.05    Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; and (d) any reference to documents or other materials, or information, being “made available”, “delivered” or “provided” to Parent or Merger Sub, or words or phrases of similar import, will mean that such documents, other materials or information shall have been posted to the virtual data room hosted by the Company in connection with this Agreement, and are available for viewing therein by Parent, Merger Sub and their representatives, no later than 3:00 PM Eastern time on the fifth (5th) Business Day prior to the date of this Agreement. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 11.06    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 11.07    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 11.08    Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 11.09    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that Parent may assign its rights and obligations under this Agreement, in whole or in part, to any lender of Parent or any of its Subsidiaries (including any Financing Source) as collateral security, without the consent of any other Person. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 11.10    No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except (a) as provided in Article VIII, and (b) the Financing Sources and any other Person that has committed to provide the Financing or any Alternative Financing shall be third-party beneficiaries of Section 8.12, Section 11.09, this Section 11.10, Section 11.11(b), Section 11.12(c), Section 11.12(d) and Section 11.14.

Section 11.11    Amendment and Modification; Waiver.

(a)                This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Parent, Merger Sub and the Company at any time prior to the Effective Time; provided, however, that after the Requisite Company Vote is obtained, there shall be no amendment or waiver that, pursuant to applicable Law, requires further approval of the Stockholders, without the receipt of such further approvals. Any failure of Parent or Merger Sub, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Company (with respect to any failure by Parent or Merger Sub) or by Parent or Merger Sub (with respect to any failure by the Company), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

(b)               Notwithstanding anything set forth in Section 11.11(a) to the contrary, the parties to this Agreement shall not amend Section 6.01(a), Section 8.12, Section 11.09, Section 11.10, this Section 11.11(b), Section 11.12(c), Section 11.12(d) or Section 11.14 (and any related definitions used in those sections) without the prior written consent of all Financing Sources or other Persons that have committed to provide the Financing or any Alternative Financing.

Section 11.12    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)                This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)               ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE OR THE COURTS OF THE STATE OF DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)                Notwithstanding anything in Section 11.12(a) or Section 11.12(b) to the contrary, each of the parties hereto agrees that it will not bring or support any Action (whether at law, in equity, in contract, in tort or otherwise) against a Financing Source or any other Persons that have committed to provide the Financing or Alternative Financing, including any dispute arising out of or relating to the Debt Commitment Letter or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law, exclusive jurisdiction if vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof). Such Action shall be governed by and construed in accordance with the Laws of the State of New York without giving effect to the principles of conflicts of law of the Laws of the State of New York. The provisions of this Section 11.12(c) shall be enforceable by any Financing Source or other Person that has committed to provide the Financing or Alternative Financing, its Affiliates and their respective successors and permitted assigns.

(d)               EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS, THE DEBT COMMITMENT LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 11.12(d).

Section 11.13    Enforcement. The parties agree that irreparable damage could occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are Breached. Therefore, each party hereby irrevocably waives, in any Action or proceeding for an injunction or for specific performance, the defense (or other assertion) of adequacy of a remedy at Law or lack of irreparable harm, and any requirement for the posting of any bond or other security in connection with any such remedy. The remedy of specific performance will be in addition to any other remedy or remedies to which the parties may be entitled at Law or in equity.

Section 11.14    No Recourse to Financing Sources. The Company, its Affiliates, the Stockholders and the Representatives (a) shall have no rights or claims against any Financing Source or other Persons that have committed to provide the Financing or any Alternative Financing relating to this Agreement or any of the transactions contemplated herein (including the Financing or Alternative Financings) whether at law or equity, in contract, in tort or otherwise, (b) waive any rights or claims that they may have against any Financing Source or other Persons that have committed to provide the Financing or any Alternative Financing, whether at law or in equity, in contract, in tort or otherwise, and (c) agree not to commence (and if commenced agree to dismiss or otherwise terminate and not assist) any action, arbitration, audit, hearing, investigation, litigation, petition, complaint, suit or proceeding against any Financing Source or other Persons that have committed to provide the Financing or any Alternative Financing. The Financing Sources and any other Persons that have committed to provide the Financing or any Alternative Financing, solely in their capacities as lenders or arrangers, shall not have any rights or claims against any party hereto or any Affiliate or Representative thereof in connection with this Agreement, the Financing or any Alternative Financing, whether at law or equity, in contract, in tort or otherwise.

Section 11.15    Attorney-Client Privileged Communications. Recognizing that Fox Rothschild LLP has acted as legal counsel to the Company prior to the Closing, Parent acknowledges and agrees that, except as provided below or at Law, all communications involving attorney-client confidences between the Company and Fox Rothschild LLP in the course of negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong to the Company and not Parent or Merger Sub, which privilege may be asserted by the Stockholder Representative on behalf of the Company. Notwithstanding the foregoing, in the event that a dispute arises between Parent, the Surviving Corporation or any of their respective Affiliates, on the one hand, and a third party, on the other hand, Parent, the Company or any such Affiliate may assert the attorney-client privilege to prevent disclosure of confidential communications by Fox Rothschild LLP to such third party.

Section 11.16    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

DATA SCIENCES INTERNATIONAL, INC.

By	/s/ Kristen Knox
Name:	Kristen Knox
Title:	Chief Executive Officer

HARVARD BIOSCIENCE, INC.

By	/s/ Jeffrey A. Duchemin
Name:	Jeffrey A. Duchemin
Title:	Chief Executive Officer

PLYMOUTH SUB, INC.

By:	/s/ Jeffrey A. Duchemin
Name:	Jeffrey A. Duchemin
Title:	President

PLYMOUTH STOCKHOLDER REP, LLC, AS STOCKHOLDER REPRESENTATIVE

By:	/s/ Kristen Knox
Name:	Kristen Knox
Title:	Managing Member, solely for purposes of Section 11.01 of the Agreement

[Signature Page to Agreement and Plan of Merger]